 As filed with the Securities and Exchange Commission on January 22, 2002

                                                     Registration No. 333-72208
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             Amendment No. 2

                                      to
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------
                       SIZELER PROPERTY INVESTORS, INC.
            (Exact name of registrant as specified in its charter)
         Maryland                   6798                   72-1082589
      (State or other         (Primary Standard         (I.R.S. Employer
       jurisdiction              Industrial            Identification No.)
    of incorporation or      Classification No.)
       organization)
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          SIDNEY W. LASSEN, Chairman
                       Sizeler Property Investors, Inc.
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ---------------
                                  Copies to:
                           WILLIAM I. SCHAPIRO, Esq.
                       Jaeckle Fleischmann & Mugel, LLP
                            800 Fleet Bank Building
                             Twelve Fountain Plaza
                         Buffalo, New York 14202-2292
                                (716) 856-0600
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  Title of each class                              Proposed         Proposed       Amount of
  of securities to be         Amount to be     maximum offering maximum aggregate registration
       registered              registered       price per unit   offering price       fee
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
   % Series B Cumulative
 Redeemable Preferred
 Stock..................      $61,900,000            100%        $61,900,000 (1)  $15,475 (2)
----------------------------------------------------------------------------------------------
   % Convertible
 Subordinated Debentures
 due July 15, 2009......          (3)                (3)               (3)            (3)
----------------------------------------------------------------------------------------------
Common Stock and
 associated share
 purchase rights........  3,667,311 shares (4)       (4)               (4)            (4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, this amount is the market value of the maximum amount of 8% convertible subordinated debentures due 2003 that may be received by the registrant from tendering holders.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(3) The maximum principal amount of    % convertible subordinated debentures
    due July 15, 2009 that may be issued in this exchange offer is the conversion price of such debentures multiplied by 3,667,311. The total of
    Series B preferred stock and    % convertible subordinated debentures to
    be issued upon completion of this exchange offer will be equal to or less than $61,900,000. Therefore, no additional registration fee is required pursuant to Rule 457 under the Securities Act of 1933, as amended.


(4) The aggregate principal amount of    % convertible subordinated debentures
    due July 15, 2009 will be initially convertible into not more than 3,667,311 shares of common stock. The actual number of shares of common stock issued on conversion depends on a number of factors including the
    amount of    % convertible subordinated debentures due July 15, 2009
    issued in the exchange offer, any adjustments to the conversion price and whether holders convert. No additional registration fee is required pursuant to Rule 457 under the Securities Act of 1933, as amended.


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus and exchange offer is not complete and may +
+be changed. We may not complete this exchange offer and issue these           +
+securities until the registration statement filed with the Securities and + +Exchange Commission is effective. This prospectus is not an offer to sell + +these securities and it is not soliciting an offer to buy these securities in +
+any jurisdiction where the offer or sale is not permitted.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

Prospectus                Dated January 22, 2002

                                  $61,900,000

                        SIZELER PROPERTY INVESTORS, INC.

                               Offer to Exchange

           % Convertible Subordinated Debentures due July 15, 2009

                                     and/or

               % Series B Cumulative Redeemable Preferred Stock

                              for all Outstanding
            8% Convertible Subordinated Debentures due July 15, 2003
                             (CUSIP No. 830137AA3)

           Exchange Offer Expiration:       , 2002 at 8:00 a.m.,

                      New York City time, unless extended.

Material Terms of the Exchange Offer

  . We are offering to exchange each $1,000 of your 8% convertible subordinated debentures due July 15, 2003 that you tender for either of the following:


    + $1,000 in principal amount of    % convertible subordinated debentures
      due July 15, 2009; or


    + 40 shares of    % Series B cumulative redeemable preferred stock.


  . You may choose to exchange your old debentures entirely for new debentures, entirely for Series B preferred stock, or you may choose any combination thereof.

  . You do not have to tender all of your old debentures to participate in this exchange offer.

  . We will exchange all old debentures that are validly tendered, not withdrawn, and accepted, prior to the expiration of the exchange offer.

  . We are permitted to issue a maximum of $   principal amount of new
    debentures.


  . You may withdraw your tender of old debentures or change your choice of new securities at any time before the expiration of the exchange offer.

  . We may cancel this exchange offer or change the terms of this exchange offer at any time prior to expiration. See "This Exchange Offer--Amendment of this Exchange Offer."

  . If holders of old debentures choose to validly tender, in the aggregate,
    more than $           in principal amount of old debentures in exchange
    for new debentures, we will exchange the new debentures for old debentures on a pro rata basis. Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder. See "This Exchange Offer--Possible Proration of New Debentures."


  . We believe that the exchange of old debentures will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Income Tax Consequences" on page 73 for more information.


  . We intend to apply to list the new debentures, the common stock issuable upon conversion of the new debentures and the Series B preferred stock on the New York Stock Exchange.


  . We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

  . If the conditions to this exchange offer are satisfied, or waived by us, we will accept for exchange any and all old debentures that are validly tendered and not withdrawn before 8:00 a.m., New York City time, on the expiration date of this exchange offer. To validly tender your old debentures please follow the instructions described in this prospectus and the letter of transmittal. See "This Exchange Offer--Procedures for Exchanging Old Debentures." If the conditions are not satisfied or waived or if we otherwise terminate this exchange offer, tendered old debentures will be returned, without expense to you.

  Both acceptance and rejection of this exchange offer involve a high degree of risk. See "Risk Factors" beginning on page 19 of this prospectus for a discussion of risk factors that you should consider in connection with this exchange offer and an investment in the new debentures and shares of Series B preferred stock.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is           , 2002.

   Each broker-dealer that receives registered new debentures or Series B preferred stock for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new debentures or Series B preferred stock. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended. A participating broker-dealer may use this prospectus in connection with resales of new debentures or Series B preferred stock received in exchange for the outstanding old debentures where those old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any of those resales. See "Plan of Distribution."

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   5

WHERE YOU CAN FIND MORE INFORMATION........................................   5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   6

PROSPECTUS SUMMARY.........................................................   7
  Sizeler Property Investors, Inc..........................................   7
  Recent Developments......................................................   7
  Reason for this Exchange Offer...........................................   8
  Background of this Exchange Offer........................................   8
  No Board Recommendation..................................................   8
  Effects of this Exchange Offer on Owners of the Old Debentures...........   9
  Summary of the Terms of this Exchange Offer..............................   9
  Summary Description of the New Debentures................................  13
  Summary Description of the Series B Preferred Stock......................  14
  Summary Historical Financial Data........................................  16
  Summary Pro Forma Balance Sheet Data.....................................  17
  Ratio of Earnings to Fixed Charges.......................................  17

RISK FACTORS...............................................................  19
  Risks Relating to the Exchange Offer.....................................  19
  Risks Associated with the New Debentures.................................  19
  Risks Associated with the Series B Preferred Stock.......................  19
  Risks Associated with Retaining the Old Debentures.......................  20
  Real Estate Industry Risks...............................................  20
  Risks Associated with our Properties.....................................  21
  Financing Risks..........................................................  22
  Other Risks..............................................................  23

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................  25

USE OF PROCEEDS............................................................  25

RATIO OF EARNINGS TO FIXED CHARGES.........................................  26

CAPITALIZATION.............................................................  27

THIS EXCHANGE OFFER........................................................  28
  About Sizeler Property Investors, Inc....................................  28
  Purpose of this Exchange Offer...........................................  28
  Securities Offered in this Exchange Offer................................  28
  Possible Proration of New Debentures.....................................  28

                                                                          Page
                                                                          ----
  Market and Trading Information Regarding the Old Debentures............  28
  Conditions to this Exchange Offer......................................  29
  Background of this Exchange Offer......................................  29
  No Board Recommendation................................................  29
  Period for Tendering Old Debentures....................................  30
  Procedures for Exchanging Old Debentures...............................  30
  Withdrawals of Tenders.................................................  32
  Interest on Old and New Debentures and Dividends on Series B Preferred
   Stock.................................................................  33
  Amendment of this Exchange Offer.......................................  33
  Future Transactions Involving Old Debentures...........................  34
  "Blue Sky" Compliance..................................................  34
  Exchange Agent.........................................................  34
  Financial Advisor......................................................  35
  Information Agent......................................................  35
  Fees and Expenses......................................................  35
  Transfer Taxes.........................................................  36
  United States Federal Tax Considerations...............................  36
  Appraisal Rights.......................................................  36

SELECTED FINANCIAL DATA..................................................  37

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....................  39

COMPARISON OF THE OLD DEBENTURES, THE NEW DEBENTURES AND THE SERIES B
 PREFERRED STOCK.........................................................  45

TERMS OF THE DEBENTURES..................................................  50

TERMS OF THE SERIES B PREFERRED STOCK....................................  54
  Maturity...............................................................  54
  Rank...................................................................  54
  Dividends..............................................................  55
  Liquidation Preference.................................................  56
  Redemption.............................................................  56
  Procedures for Redemption..............................................  56
  Voting Rights..........................................................  58
  Conversion.............................................................  59
  Restrictions on Ownership and Transfer.................................  59
  Transfer and Dividend Paying Agent.....................................  59
BENEFICIAL OWNERSHIP OF OLD DEBENTURES BY DIRECTORS AND EXECUTIVE
 OFFICERS................................................................  59
RECENT TRANSACTIONS IN THE OLD DEBENTURES................................  59

DESCRIPTION OF CAPITAL STOCK.............................................  60
  General................................................................  60
  Description of Common Stock............................................  61
  Description of Stockholder Rights Plan.................................  61

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS...........  63
  The Board of Directors.................................................  63
  Amendment of Charter and Bylaws........................................  63
  Business Combinations..................................................  63
  Control Share Acquisitions.............................................  63
  Advance Notice of Director Nominations and New Business................  64
  Meetings of Stockholders...............................................  64
  1999 Maryland Legislation..............................................  64
  Prohibited Transactions................................................  65

                                                                            Page
                                                                            ----
BOOK-ENTRY; DELIVERY AND FORM..............................................  66
  General..................................................................  66
  Definitive Registered Debentures.........................................  66
  Description of Book-Entry System.........................................  67
  Payments on the Global Debentures........................................  68
  Redemption of Global Debentures..........................................  68
  Transfers................................................................  69
  Action by Owners of Book-Entry Interests.................................  69
  Reports..................................................................  69
  Notices..................................................................  70
  Business Day.............................................................  70
  Action by Book-Entry Depositary..........................................  70
  Resignation of Book-Entry Depositary.....................................  70
  Expenses of Book-Entry Depositary........................................  70
  Amendment and Termination of the Deposit Agreements......................  70
  Information Concerning DTC, Euroclear and Clearstream....................  71
  Global Clearance and Settlement Under Book-Entry System..................  72

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....................  73
  Introductory Notes.......................................................  73
  Taxation of Us as a REIT.................................................  73
  Requirements for Qualification...........................................  74
  Qualified REIT Subsidiaries..............................................  75
  Taxable REIT Subsidiaries................................................  75
  Income Tests.............................................................  76
  Asset Tests..............................................................  76
  Annual Distribution Requirements.........................................  78
  Failure to Qualify.......................................................  78
  Tax Aspects of Our Investments in Partnerships...........................  79
  Taxation of Stockholders.................................................  79
  Backup Withholding Tax and Information Reporting.........................  83
  Taxation of U.S. Debentureholders........................................  84
  Taxation of Non-U.S. Debentureholders....................................  87

FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE TRANSACTION..............  88
  Domestic Debentureholders................................................  88
  Foreign Debentureholders.................................................  88
  Potential Taxation of Company on the Exchange............................  89

PLAN OF DISTRIBUTION.......................................................  90

LEGAL MATTERS..............................................................  90

EXPERTS....................................................................  90

                             ABOUT THIS PROSPECTUS

   You should read this prospectus carefully. This prospectus contains information you should consider when making a decision about the exchange offer. You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy any securities to any person in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

   Information contained on our website does not constitute part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). We also have a website (through which you may access our SEC filings at www.sizeler.net). Please note that our website contains various financial data and analyses computed or prepared by third parties and that we may not have verified and confirmed the accuracy of all such data. Therefore, we disclaim all responsibility for its accuracy. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "SIZ".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information contained in documents that we file with them: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the expiration date of this exchange offer.

  .   Our Annual Report on Form 10-K for the year ended December 31, 2000.

  .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  .   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

  .   Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      2001.

  .   Our Current Report on Form 8-K dated June 26, 2001.

  .   Our Current Report on Form 8-K dated December 3, 2001.


  .   Our Current Report on Form 8-K dated December 19, 2001.


  . Our Registration Statement on Form 8-A as filed with the SEC on August 26, 1998.


  . Our Registration Statement on Form 8-A/A as filed with the SEC on December 17, 2001.


   You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning either:

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                           New York, New York 10004
               Bankers and brokers call collect: (212) 440-9800
                   All others call toll-free: (800) 223-2064

                                      or

                       Sizeler Property Investors, Inc.
                      Attention: Chief Financial Officer
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200

                               PROSPECTUS SUMMARY

   The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. To understand this exchange offer fully and for a more complete description of the legal terms of this exchange offer, you should read carefully this entire prospectus and the other documents to which we have referred you, including the letter of transmittal accompanying this prospectus. See "Where You Can Find More Information" on page 5.

Sizeler Property Investors, Inc.

   We are a self-administered and self-managed equity real estate investment trust that invests in income-producing shopping centers and apartment communities in the Gulf Coast region of the southeastern United States. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self-managed as we internally provide, through a wholly-owned subsidiary, the management, leasing and development services that our properties require. Our investment objective is to acquire and develop quality properties at attractive initial yields with potential for future growth in cash flows. As of September 30, 2001, our existing portfolio contained 15 retail shopping centers with approximately 2.6 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. Our properties are located in Louisiana (15), Florida (10) and Alabama (4). During the nine month period ended September 30, 2001, our retail and apartment properties were, on average, approximately 92% and 97% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.


Recent Developments


   Public Offering. We recently completed an underwritten public offering of 3,450,000 shares of our common stock at $9.08 per share. The underwriters were Ferris, Baker Watts, Incorporated, J.J.B. Hilliard, W.L. Lyons, Inc., Advest, Inc. and Sterne, Agee Leach, Inc. The net proceeds from the common stock public offering were approximately $28,650,000. We intend to use the net proceeds of the common stock public offering to develop additional apartment properties consistent with our current business strategy. Currently, we have plans to spend approximately $25,000,000 over the next 18 months to develop a second phase of our Governors Gate apartment community in Pensacola, Florida and to develop a new apartment complex in proximity to our North Shore Square Mall in Slidell, Louisiana, totalling approximately 350 units and we may engage in other development projects or acquire other assets. Pending the use of the net proceeds for these purposes, we temporarily used the net proceeds to reduce amounts outstanding under our bank lines of credit.


   Acquisition of Management Company. On October 5, 2001, we completed the acquisition of Sizeler Real Estate Management Co., Inc. from Sizeler Realty Co., Inc. The purchase price for this acquisition was $3,050,000. For the year ended December 31, 2000, we paid Sizeler Real Estate Management Co., Inc. approximately $3,000,000 in management fees and leasing commissions and reimbursement of legal and administrative costs. This management company has been our property manager since 1986. Mr. Lassen, Chairman of our Board of Directors, owned a minority beneficial interest in this management company, with the balance owned by members of his wife's family and her parents' estates. This transaction was approved unanimously by our Board of Directors, after receiving the advice of a committee of independent directors and a fairness opinion from an independent financial advisor. As a result of this transaction, we are now fully self-managed.


   Financial reporting requires that any difference between the net asset valuation of the assets we acquired in the purchase of Sizeler Real Estate Management Co., Inc. and the total of the purchase price plus acquisition costs be recognized as a nonrecurring charge to operations during the fourth quarter of 2001. Based on the information presently available, which is subject to change, we currently estimate that we will recognize a nonrecurring charge to operations of approximately $1,226,000 in the quarter ended December 31, 2001. This amount would be a nonrecurring charge and would not affect reported funds from operations.

   Operating Results. On January 17, 2002, we announced our results for the quarter and year ended December 31, 2001. The following is a summary of those results:



                                                      Quarter Ended Year Ended
                                                       December 31  December 31
                                                          2001         2001
                                                      ------------- -----------
Funds from operations (1)............................  $ 3,585,000  $13,694,000
Net income before non-recurring charge (2)...........      810,000    3,429,000
Net income (loss)....................................     (416,000)   2,203,000
Per share:
  Net income before non-recurring charge (2).........  $      0.09  $      0.41
  Net income.........................................        (0.05)        0.27
Weighted average shares outstanding..................    8,638,000    8,313,000
Operating revenue....................................  $13,255,000  $52,556,000
Net operating Income (3).............................    8,705,000   32,792,000
Interest expense.....................................    3,660,000   15,240,000
Depreciation and amortization........................    2,928,000   11,409,000
Dividends paid.......................................    1,937,000    7,602,000

--------

(1) See Note (1) under "Summary Historical Financial Data" for a description of funds from operations.


(2) Does not include the $1,226,000 non-recurring charge discussed above under "--Acquisition of Management Company."


(3) See Note (2) under "Summary Historical Financial Data" for a description of net operating income.


Reason for this Exchange Offer

   We are making this exchange offer to refinance the old debentures.

Background of this Exchange Offer

   On May 13, 1993, we issued and sold $65,000,000 in principal amount of the old debentures in a public offering for cash. Subsequently, $2,100,000 in principal amount of the old debentures were converted into shares of our common stock and $1,000,000 in principal amount of the old debentures has been acquired by one of our subsidiaries, leaving $61,900,000 in principal amount of the old debentures outstanding. The old debentures mature on July 15, 2003.

   On May 15, 2001, our Board of Directors retained Cohen & Steers Capital Advisors, LLC as our financial advisor, for the purpose of advising us with respect to certain matters, including the evaluation of the old debentures and the possibility of refinancing the old debentures. In considering the refinancing of the old debentures, the Board recognized that these debentures mature in approximately two years. On August 9, 2001, Cohen & Steers presented the Board of Directors with a proposal to refinance the old debentures through an exchange offer. Pursuant to the proposed exchange offer, holders of old debentures would be offered, in exchange for their old debentures, the choice of new debentures with substantially the same terms as the old debentures except for an extended maturity date, a reduced conversion price and a higher interest rate, and/or shares of preferred stock. The Board concluded that the proposed exchange offer was a more preferable strategy than other means of discharging the old debentures, such as selling company properties or incurring additional indebtedness to raise sufficient proceeds to pay the old debentures. After discussion the Board approved the proposed exchange offer on the terms described in this prospectus. See "This Exchange Offer."

No Board Recommendation

   Our Board of Directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender any or all of your old debentures under this exchange offer because the risks and benefits to you will depend on your particular situation or status. The Board of Directors has not obtained a fairness opinion from any financial advisor about the fairness of the exchange to you or to us. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender any or all of your old debentures and the likely value of the new debentures, the shares of Series B preferred stock, your liquidity needs and your investment objectives.

Effects of this Exchange Offer on Owners of the Old Debentures

   If this exchange offer is 100% successful, none of the old debentures will remain outstanding and we intend to remove them from listing on the New York Stock Exchange. If fewer than 100% of the old debentures are exchanged, the remaining old debentures will continue to be subordinated to our senior indebtedness, now existing or incurred in the future, and the old debentures will have equal rank with the new debentures and be senior to the Series B preferred stock. All old debentures surrendered in exchange for new debentures and/or shares of Series B preferred stock will be retired and cancelled and cannot be reissued.

   If you choose not to accept this exchange offer, your old debentures will remain outstanding and convertible at your option into shares of common stock. The old debentures are convertible into shares of our common stock at a price
of $13.00 per share. As of the close of business on January   , 2002, the
closing price for a share of our common stock on the New York Stock Exchange
was $    .


   A summary of the terms of the new debentures and the Series B preferred stock is contained in "--Summary Description of the New Debentures" and "-- Summary Description of the Series B Preferred Stock." The terms of the old debentures, the new debentures and the Series B preferred stock, and the principal differences between the old debentures, the new debentures and the Series B preferred stock are described in more detail under the headings "Comparison of the Old Debentures, the New Debentures and the Series B Preferred Stock," "Terms of the Debentures," and "Terms of the Series B Preferred Stock."

   See "Unaudited Pro Forma Consolidated Financial Statements" for pro forma financial information which reflects the effect of this exchange offer and other recent transactions on our business.


Summary of the Terms of this Exchange Offer

   We summarize below the terms of this exchange offer. You should read the detailed description of the offer in the section entitled "This Exchange Offer." In addition, you should read the section entitled "Risk Factors" for a discussion of certain risk factors that you should consider in connection with this exchange offer.

Purpose of this exchange
 offer......................  We are making this exchange offer to refinance the old debentures.

Securities for which we are
 making this exchange
 offer......................  $61,900,000 in aggregate principal amount of 8.0%
                              convertible subordinated debentures due July 15, 2003.


Securities offered under
 this exchange offer........  Up to $           in aggregate principal amount
                              of    % convertible subordinated debentures due
                              July 15, 2009 (if the maximum aggregate principal
                              amount of new debentures are issued) and up to
                              2,476,000 shares of     % Series B cumulative
                              redeemable preferred stock (if all of the old debentures are exchanged for Series B preferred stock). You may exchange your old debentures entirely for new debentures or entirely for Series B preferred stock, or you may choose any combination thereof. Additionally, you do not have to tender all of your old debentures to participate in this exchange offer.

Proration...................  If holders of old debentures choose to validly tender, in the aggregate, more than $
                              in aggregate principal amount of old debentures in exchange for new debentures, then we will exchange the new debentures for old debentures on a pro rata basis. See "This Exchange Offer-- Possible Proration of New Debentures." Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder.


Conditions to this
 exchange...................  This exchange offer is subject to the following conditions:

                              . this exchange offer complies with applicable laws and interpretations of the staff of the SEC;

                              .   this exchange offer complies with all
                                  applicable state securities or "blue sky" laws;

                              .   no litigation has been instituted or
                                  threatened or law enacted that could prohibit this exchange offer, materially adversely affect our business, or limit the tax deductibility of interest on the new debentures or materially impair the benefits to us of this exchange offer;

                              . no event has occurred affecting our business that would reasonably be expected to prohibit, prevent or significantly delay this exchange offer or materially impair the benefits of this exchange offer; and

                              . after the date of this Prospectus, no tender or exchange offer for our equity securities or any business combination involving us has been proposed or announced or has occurred.

                              Subject to the satisfaction or waiver of the
                              conditions, we will accept for exchange any and all old debentures that are validly tendered and not withdrawn before 8:00 a.m., New York City
                              time, on       , 2002, the expiration date of
                              this exchange offer. However, we reserve the right to:


                              . delay the acceptance of the old debentures for exchange;

                              . terminate this exchange offer and return all old debentures tendered to us;

                              . extend the expiration date and retain all old debentures that have been tendered, subject to the right of owners of old debentures to withdraw their tendered old debentures;

                              .   refuse to accept the old debentures and
                                  return all old debentures that have been tendered to us; or

                              . waive any condition or otherwise amend the terms of this exchange offer in any respect.

                              We will not waive or amend any condition after the expiration date of this exchange offer.

Accrued interest............  The last payment of interest on the old debentures was made on January 15, 2002 and all payments of interest on the old debentures have been made when due since the old debentures were issued. This payment covered accrued interest at the rate of 8.0% from July 16, 2001 through January 15, 2002. The first payment of interest on the new debentures will be made on July 15, 2002 in arrears to registered holders as of July 1, 2002. This payment will cover accrued interest at a rate of 8.0% from January 16, 2002 until the expiration date of the exchange offer and then at
                              the rate of    % effective from the expiration
                              date of the exchange offer until July 15, 2002. The first dividend payment on the shares of Series B preferred stock will be paid quarterly in arrears beginning May 15, 2002 at a rate of 8.0% from January 16, 2002 until the expiration date of the exchange offer and at the rate of
                                  % from the expiration date of the exchange
                              offer until May 15, 2002. Subsequent quarterly
                              dividend payments will be $      (equivalent to
                              $     per share annually or   % of the
                              liquidation preference of $25.00 per share) per share of Series B preferred stock. We anticipate that dividend payments on the Series B preferred stock will be payable to stockholders of record as determined approximately two weeks prior to the payment date.


Procedures for tendering
 old debentures.............  Old debentures along with letters of transmittal and any other required documentation should be sent to the exchange agent. See "This Exchange Offer--Procedures for Exchanging Old Debentures." Letters of transmittal and other documentation relating to the old debentures and this exchange offer should not be sent to us.


                              We anticipate that tenders will be effected by book entry transfers. If you hold your old debentures through a broker, dealer, commercial bank, trust company or other nominee, you must contact them regarding the procedures to follow in tendering your old debentures. Questions regarding how to tender your old debentures and requests for information should be directed to the exchange agent. See "This Exchange Offer-- Procedures for Exchanging Old Debentures."

Acceptance of old
 debentures and delivery of
 new debentures/Series B
 preferred stock............  We will accept all old debentures validly tendered, and not withdrawn, on or prior to 8:00 a.m., New York City time, on the expiration date. See "This Exchange Offer--Procedures for Exchanging Old Debentures." The exchange agent will deliver the appropriate credit for new debentures issued in this exchange offer to the accounts of the owners of the new debentures at the Depository Trust Company, Euroclear or Clearstream and deliver the appropriate certificates for shares of Series B preferred stock as soon as practicable after the expiration date.

Expiration date.............  The expiration date is 8:00 a.m., New York City
                              time on        , 2002 unless extended. See "This
                              Exchange Offer--Amendment of this Exchange
                              Offer."


Withdrawal rights...........  The tender of old debentures may be withdrawn at any time prior to our acceptance of the tendered old debentures for payment.

Old debentures not tendered
 or accepted for exchange...  If you do not tender your old debentures in this exchange offer, or if your old debentures are not accepted for exchange, you will continue to hold your old debentures and will be entitled to all the rights and will be subject to all the limitations applicable to the old debentures. Any old debentures not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer.

Use of proceeds.............  We will not receive any proceeds from this exchange offer.

Appraisal rights............  You will not have any dissenters' rights or appraisal rights in connection with this exchange offer.

United States tax
 consequences of this
 exchange offer.............  Please see the discussion of the United States federal income tax consequences of this exchange offer in the section entitled "Material United States Federal Income Tax Consequences." The tax consequences to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of this exchange offer.


Listing of old debentures...  If this exchange offer is 100% successful, none of the old debentures will remain outstanding and, in such event, we intend to delist the old debentures from the New York Stock Exchange. We will delist the common stock into which the old debentures are convertible.


No established markets......  Although we intend to apply to list the new debentures and the Series B preferred stock on the New York Stock Exchange, we cannot assure you that such listing will occur or that any active trading markets in the new debentures or the Series B preferred stock will develop.


Exchange agent..............  J.P. Morgan Trust Company, National Association
                              is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section "This Exchange Offer--Exchange Agent."


Information agent...........  Georgeson Shareholder Communications Inc. is the
                              information agent for this exchange offer. Its address and telephone numbers are located in the section "This Exchange Offer--Information Agent."


Other proposal to acquire
 old debentures.............  We have an effective shelf registration statement with the SEC which originally covered
                              $100,000,000 of securities under which we can still issue up to $68,674,000 of securities. Pursuant to one or more prospectuses and prospectus supplements included in this shelf registration, we may make a public offering for cash or direct placement of new debentures and Series B preferred stock. We intend to use any net proceeds of that offering to purchase or redeem old debentures that we will not have acquired in this exchange offer. Because we cannot predict how many old debentures we will acquire in this exchange offer and what net proceeds will result from our proposed public offering, we do not know whether these transactions will enable us to acquire all of the outstanding old debentures. See "Unaudited Pro Forma Consolidated Financial Statements."


Summary Description of the New Debentures

      % Convertible Subordinated Debentures due July 15, 2009.


New debentures offered......  Up to $           in aggregate principal amount
                              available in exchange for the old debentures.

Maturity....................  July 15, 2009.

Exchange ratio..............  $1,000 of new debentures up to the maximum aggregate principal amount will be issued for each $1,000 of old debentures tendered.

Proration...................  If holders of old debentures choose to validly tender, in the aggregate, more than $
                              in principal amount of old debentures in exchange for new debentures, then we will exchange the new debentures for old debentures on a pro rata basis. See "This Exchange Offer--Possible Proration of New Debentures." Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder.


Ranking.....................  The new debentures will rank in right of payment behind our senior indebtedness and all of our other existing and future senior debt, but equal with the old debentures and any future subordinated debentures issued by us. The new debentures will be unsecured. The new debentures will rank senior to the Series B preferred stock.

Interest payments...........  Interest payments will be made on the new debentures semi-annually on the same payment dates as the old debentures--July 15th and January 15th of each year. The first interest payment will include the accrued interest from January 16, 2002 until the expiration date of the exchange offer due on old debentures exchanged into new debentures plus the accrued interest from the expiration date of the exchange offer until July 15, 2002 due on the new debentures.


Conversion..................  The new debentures are convertible at any time prior to maturity, unless previously redeemed, into our common stock at a price of $ per share, subject to adjustments.

Optional redemption.........  We may redeem the new debentures at any time after the third anniversary of the expiration date of the exchange offer, in whole or in part, for 100% of their principal amount plus accrued and unpaid interest, if any, up to the date of redemption, on at least 30 days' prior written notice by mail.

Covenants...................  The new debentures will include limitations on our ability, and certain of our subsidiaries' ability, to:

                              . pay dividends on stock or repurchase stock after an event of default has occurred and is continuing or would exist immediately after;

                              .   merge, consolidate or transfer all or
                                  substantially all of our assets unless the successor entity expressly assumes all obligations under the indenture governing the new debentures.

Events of default...........  The following are events of default under the indenture governing the new debentures:

                              . our failure to pay principal at maturity when such failure continues for five business days;

                              . our failure to pay interest when due and such failure continues for 30 days;

                              . our failure to comply with any other covenant for 60 days after written notice; or

                              . certain events of bankruptcy, insolvency or reorganization.

Listing.....................  We intend to apply to list the new debentures and the common stock into which the new debentures are convertible on the New York Stock Exchange.

Summary Description of the Series B Preferred Stock

       % Series B Cumulative Redeemable Preferred Stock.


Preferred stock offered.....  Up to 2,476,000 shares of     % Series B
                              cumulative redeemable preferred stock, par value
                              $0.0001 per share.


Exchange ratio..............  40 shares of Series B preferred stock will be issued for each $1,000 of old debentures tendered.

Ranking.....................  The Series B preferred stock, with respect to dividend rights and rights upon liquidation, will rank: (i) senior to our common stock and our Series A preferred stock, (ii) equal with all other classes of our preferred stock, and (iii) junior to the new debentures, the old debentures, any other indebtedness of ours or our subsidiaries and any other shares of our stock ranking senior.

                              From time to time we may issue additional shares of Series B preferred stock for any corporate purpose. The additional shares may be sold for cash, exchanged for our outstanding securities, or for real property or other assets that we desire to acquire. All such additional shares of Series B preferred stock will rank equally with the shares of Series B preferred stock issued in this exchange offer.

Liquidation preference......  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, before any payment to the holders of common stock, the holders of the preferred stock will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders.


Dividends...................  $      per share payable in cash on the 15th day
                              of February, May, August and November of each
                              year (equivalent to $     per share annually or
                                 % of the liquidation preference of $25.00 per
                              share), when, as and if declared by the Board of Directors. The first quarterly dividend payment will include an amount equal to the accrued portion of interest due on any old debentures exchanged into shares of Series B preferred stock. Such dividends will be cumulative from the issue date (i.e., the expiration date of the exchange offer), whether or not the dividends are declared or paid in any period. The dividend record date will be not less than 10 days prior to the payment date nor more than 60 days prior to the payment date each quarter and will be publicly announced by us. We anticipate that the record date will be approximately two weeks prior to the payment date. So long as the shares of Series B preferred stock are outstanding, no dividends will be declared and paid on our common stock unless all dividends accrued and unpaid on the shares of Series B preferred stock have been paid in full.


Optional redemption.........  We may redeem the shares of Series B preferred stock at a price equal to the liquidation preference at any time following the fifth anniversary of the issue date. In addition, we will pay accrued and unpaid dividends, if any, up to the date of the redemption.

Mandatory redemption........  None.

Covenants...................  The shares of Series B preferred stock will include limitations on our ability to:

                              . authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the Series B preferred stock; and


                              . amend, alter or repeal the provisions of our Charter, including the Articles Supplementary establishing the Series B preferred stock, so as to materially and adversely affect any right, preference or privilege of the shares of Series B preferred stock.

Conversion..................  The shares of Series B preferred stock will not be convertible into our common stock or any of our other securities.

Voting for directors........  If six quarterly dividends (whether or not consecutive) on the shares of Series B preferred stock are in arrears, whether or not declared, the number of directors constituting our Board of Directors will be increased by two and the holders of the shares of Series B preferred stock (including any other classes or series of preferred stock holding similar voting rights) will be entitled to elect the two additional directors to serve on the Board of Directors.

Listing.....................  We intend to apply to list the Series B preferred stock on the New York Stock Exchange.

Summary Historical Financial Data

   We have derived the summary historical financial data as of and for each of the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 from our audited consolidated financial statements. The summary historical financial data as of and for the nine months ended September 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements. The summary historical data below should be read in conjunction with "Selected Financial Data," and our consolidated financial statements and related notes incorporated by reference in this prospectus.


                              Nine Months Ended                Years Ended December 31,
                         --------------------------- ------------------------------------------------
                         September 30, September 30,
                             2001          2000        2000      1999      1998      1997      1996
                         ------------- ------------- --------  --------  --------  --------  --------
                                   In thousands except per share, units and percentages
Operating Data:
 Total revenue..........   $ 39,302      $ 38,282    $ 51,441  $ 49,969  $ 47,791  $ 46,443  $ 44,456
 Property operating
  expenses..............     15,215        14,291      19,442    18,971    17,905    17,139    16,317
                           --------      --------    --------  --------  --------  --------  --------
 Net operating income
  (NOI) (2).............     24,087        23,991      31,999    30,998    29,886    29,304    28,139
 Depreciation and
  amortization..........      8,481         8,333      11,173    10,845    10,145     9,621     9,119
 Interest expense.......     11,581        11,838      15,850    15,018    14,554    14,608    14,542
 Administrative
  expense...............      1,912         2,183       2,648     2,788     2,431     2,520     2,194
 Other items (4)........        506            --          --        --        --        --      (449)
                           --------      --------    --------  --------  --------  --------  --------
 Net income.............   $  2,619      $  1,637    $  2,328  $  2,347  $  2,756  $  2,555  $  1,835
                           ========      ========    ========  ========  ========  ========  ========
 Net income per share...       0.32          0.21        0.29      0.30      0.33      0.30      0.22
 Common stock cash
  distributions paid....   $  5,665      $  5,389    $  7,234  $  6,938  $  7,330  $  7,413  $  7,425

Balance Sheet Data:
 Real estate owned, at
  cost..................   $347,576      $346,789    $348,759  $338,389  $328,477  $310,312  $303,476
 Investment in real
  estate partnership....        907           915         916       917       913       904       948
 Total assets...........    276,610       284,911     285,417   284,943   284,935   275,485   277,604
 Mortgage notes
  payable...............    111,776       109,683     113,163    84,712    89,869    90,615    68,080
 Notes payable..........     31,512        39,109      35,716    59,988    49,178    32,342    52,639
 Convertible
  subordinated
  debentures............     61,878        61,878      61,878    61,878    62,878    62,878    62,878
 Total liabilities......    209,928       217,056     218,298   213,990   208,718   190,958   188,237
 Shareholders' equity...   $ 66,682      $ 67,855    $ 67,119  $ 70,953  $ 76,217  $ 84,527  $ 89,367

Other Data:
 Funds from operations
  attributable to shares
  of common stock (1)...   $ 10,109      $  9,528    $ 12,907  $ 12,603  $ 12,284  $ 11,509  $ 10,771
 Net operating income
  (2)...................   $ 24,087      $ 23,991    $ 31,999  $ 30,998  $ 29,886  $ 29,304  $ 28,139
 Weighted average shares
  of common stock
  outstanding...........      8,204         7,925       7,950     7,888     8,331     8,423     8,433

Cash Flows:
 Net cash provided by
  operating activities..   $  6,867      $  8,971    $ 14,010  $ 13,193  $ 12,456  $ 12,945  $ 13,504
 Net cash provided by
  (used in) investing
  activities............      1,248        (8,521)    (10,496)   (9,925)  (16,966)   (6,757)   (7,476)
 Net cash provided by
  (used in) financing
  activities............     (8,316)       (1,130)     (2,955)   (3,081)    4,532    (5,528)   (6,834)

Apartments Segment:
 Gross investment.......   $138,476      $136,148    $136,870  $134,092  $129,510  $113,446  $109,236
 Total units............      3,398         3,398       3,398     3,397     3,341     3,157     3,157
 Percent leased.........        97%           96%         97%       96%       96%       97%       98%
 Operating revenue......   $ 17,946      $ 17,267    $ 22,954  $ 21,947  $ 20,353  $ 19,883  $ 19,052
 Operating expenses.....   $  7,280      $  7,045    $  9,432  $  9,026  $  8,190  $  7,874  $  7,539
 Net operating income
  (2)...................   $ 10,666      $ 10,222    $ 13,522  $ 12,921  $ 12,163  $ 12,009  $ 11,513
 Percent of total NOI...        44%           43%         42%       42%       41%       41%       41%

Retail Properties
 Segment:
 Gross investment (3)...   $210,006      $211,556    $212,805  $205,214  $199,880  $197,770  $195,188
 Total square footage...      2,571         2,693       2,680     2,720     2,668     2,668     2,667
 Percent leased.........        92%           91%         92%       95%       95%       95%       92%
 Operating revenue......   $ 21,356      $ 21,015    $ 28,487  $ 28,022  $ 27,438  $ 26,560  $ 25,404
 Operating expenses.....   $  7,935      $  7,246    $ 10,010  $  9,945  $  9,715  $  9,265  $  8,778
 Net operating income
  (2)...................   $ 13,421      $ 13,769    $ 18,477  $ 18,077  $ 17,723  $ 17,295  $ 16,626
 Percent of total NOI...        56%           57%         58%       58%       59%       59%       59%

--------
(1) Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999 NAREIT revised the definition of funds from operations. The revision had no effect on our calculation of funds from operations. We calculate funds from operations as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by us, while consistent with NAREIT's definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ours.

(2) Net operating income (NOI) is another measurement of financial performance utilized by us, and is based on the operating revenues and operating expenses directly associated with the operations of the real estate properties (excluding administrative expenses, depreciation and amortization and interest expense). NOI is calculated as operating revenues less operating expenses directly related to the operations of the real estate properties, before administrative expenses, depreciation and amortization and interest expense.

(3) Includes our investment in an unconsolidated real estate entity.
(4) In 1996, we recorded an extraordinary charge related to the early extinguishment of debt. In 2001, we recorded a gain related to the sale of one of our real estate properties.

Summary Pro Forma Balance Sheet Data


   The following information is derived from our unaudited consolidated balance sheets. The pro forma consolidated balance sheet as of September 30, 2001 was prepared on the basis that the exchange offer and the common stock public offering had occurred on September 30, 2001. The summary data below should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," and our consolidated financial statements and related notes incorporated by reference in this prospectus.



                                                              September 30, 2001
                                                                  Pro Forma
                                                              ------------------
       Total Assets..........................................    $276,610,000
       Mortgage Notes Payable................................     111,776,000
       Notes Payable.........................................       2,859,000
       Convertible Subordinated Debentures...................      61,878,000
       Total Liabilities.....................................     181,275,000
       Shareholders' Equity..................................      95,335,000


Ratio of Earnings to Fixed Charges

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.16 and 1.10, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges. See "Ratio of Earnings to Fixed Charges."

   Pro Forma Ratio of Earnings to Fixed Charges. Our pro forma ratio of earnings to fixed charges was 1.28 for the nine months ended September 30, 2001 and 1.25 for the year ended December 31, 2000. These ratios were calculated assuming the exchange offer and the common stock public offering had occurred on January 1, 2000. For additional pro forma financial information, see "Unaudited Pro Forma Consolidated Financial Statements."


   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.86 and 1.77, respectively. See "Ratio of Earnings to Fixed Charges." "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.


   Pro Forma Ratio of EBITDA to Fixed Charges. Our pro forma ratio of EBITDA to fixed charges was 2.06 for the nine months ended September 30, 2001 and 2.02 for the year ended December 31, 2000. These ratios were calculated assuming the exchange offer and the common stock public offering had occurred on January 1, 2000. For additional pro forma financial information, see "Unaudited Pro Forma Consolidated Financial Statements."

                                 RISK FACTORS

   Before you decide to participate in the exchange offer, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Stockholders should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

Risks Relating to the Exchange Offer

   The exchange offer is subject to certain contingencies. The exchange offer may require certain approvals or consents from governmental regulatory agencies and other third parties. There can be no assurance that all required conditions, consents or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the exchange offer may be modified or withdrawn in certain circumstances subject to the discretion of our Board of Directors. See "This Exchange Offer--Conditions to this Exchange Offer."

   Our Board of Directors expresses no opinion and is not making any recommendation regarding this exchange offer. Our Board of Directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender any or all of your old debentures under this exchange offer because the risks and benefits to you will depend on your particular situation or status. The Board of Directors has not obtained a fairness opinion from any financial advisor about the fairness of the exchange to you or to us. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. We cannot assure you that if you tender your old debentures you will receive more value than if you choose to keep them.

Risks Associated with the New Debentures

   The new debentures will rank in right of payment behind our senior debt, both existing and incurred in the future. If we default on our senior debt, we may not be able to fulfill our obligations under the new debentures. We may not pay any principal, or any other amounts owing on, or purchase, redeem or otherwise retire the new debentures, if principal or interest on our senior debt is not paid when due. In addition, the owners of our senior debt will be entitled to receive payment of all amounts due to them before the owners of the new debentures upon any payment or distribution of our assets to our creditors upon our bankruptcy or liquidation or other insolvency or reorganization proceedings. The terms of the new debentures, our Charter and our Bylaws do not limit the amount of senior indebtedness that we may incur.

   We may not be able to repay or refinance the new debentures when they become due for payment. We can give no assurance that we will have the cash resources required to meet our obligations to repay the new debentures when they are due. Our ability to service our indebtedness following this exchange offer, including our payment obligations under the new debentures and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control.

Risks Associated with the Series B Preferred Stock

   The market value of the Series B preferred stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Series B preferred stock to require a higher annual dividend yield on the Series B preferred stock as a percentage of the purchase price, which could adversely affect the market price of the Series B preferred stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Series B preferred stock or other securities.

Risks Associated with Retaining the Old Debentures

   The old debentures will continue to rank in right of payment behind all of our existing and future senior debt, including our senior bank debt, and equal with the new debentures. We may not pay any principal or interest on, or any amounts owing on, or purchase, redeem or otherwise retire the old debentures if our senior debt is not paid when due. In addition, if we are in default on any of our obligations under our senior debt, we may be prohibited from making payments to the owners of the old debentures for specified periods of time. Also, the terms of the old debentures, our Charter and our Bylaws do not limit the amount of senior indebtedness that we may incur.

   After the completion of the exchange offer, future transactions involving the old debentures are uncertain. We may make offers and purchase any old debentures that remain outstanding after the expiration of the exchange offer. Such transactions are solely within our discretion and may be made in the open market, through private negotiations, or in additional exchange offers. It is possible that future purchases, if any, of old debentures may be on less or more favorable terms than the terms of this exchange offer. Furthermore, we anticipate that the liquidity of the market for any old debentures remaining outstanding after this exchange offer will be limited.

Real Estate Industry Risks

   We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

   Other factors that may affect general economic conditions or local real estate conditions include:

  .   population and demographic trends;

  .   employment and personal income trends;

  .   income tax laws;

  .   changes in interest rates and availability and costs of financing;


  .   construction costs; and

  .   weather conditions that may increase or decrease energy costs.

   We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our shopping center and apartment properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth. In addition, our portfolio of retail properties faces competition from other properties within each submarket where they are located. Our apartment portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when low interest rates make mortgages more affordable.

   We are subject to significant regulation that inhibits our activities. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the

Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or what changes may be implemented to existing legislation.

Risks Associated with our Properties

   We may be unable to renew leases or relet space as leases expire. When a lease expires, a tenant may elect not to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. With respect to our shopping center properties, our inability to renew a lease of space to an anchor tenant, or relet the space quickly to another anchor tenant, could have a material adverse effect on the shopping center. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.


   We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays. At any time, a shopping center tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for apartments. As a result, our commercial and residential tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and losses to us.

   We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

   Development and construction risks could impact our profitability. We intend to continue to develop and construct apartment communities and shopping centers. Development activities may be conducted through wholly-owned affiliated companies or through joint ventures with unaffiliated parties. Our development and construction activities may be exposed to the following risks:


  . we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased development costs;


  . we may incur construction costs for a property that exceed original estimates due to increased materials, labor or other costs, which could make completion of the property uneconomical, and we may not be able to increase rents to compensate for the increase in construction costs;


  . we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring those opportunities;


  . we may be unable to complete construction and lease-up of a property on schedule and meet financial goals for development projects;


  . because occupancy rates and rents at a newly developed property may fluctuate depending on a number of factors, including market and economic conditions, we may be unable to meet our profitability goals for that property; and


  . construction costs have been increasing in our existing markets, and may continue to increase in the future and, in some cases, the costs of upgrading existing or newly acquired properties have exceeded, and may continue to exceed, original estimates and we may be unable to charge rents that would compensate for these increases in costs.


   Coverage under our existing insurance policies may be inadequate to cover losses. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

   We face risks due to lack of geographic diversity. All of our properties are located in Louisiana, Florida and Alabama. A downturn in general economic conditions and local real estate conditions in these geographic regions would have an adverse effect on us.


   We face possible environmental liabilities. Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

   We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

   We are not currently aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future.


Financing Risks

   We face risks generally associated with our debt. We finance a portion of our investments in real estate through debt. Although we have never missed a required payment of principal or interest or otherwise defaulted on a required payment related to our indebtedness, this debt creates risks, including:

  .   rising interest rates on our floating rate debt;

  . failure to repay or refinance existing debt as it matures, including our outstanding convertible debentures, which may result in forced disposition of properties on disadvantageous terms;

  .   refinancing terms less favorable than the terms of existing debt; and

  .   failure to meet required payments of principal and/or interest.

   We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk. We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.


   We may issue shares of preferred stock with greater rights than shares of our common stock which may affect holders of the debentures if holders convert the debentures into common stock. Our Board of Directors may issue shares of preferred stock without stockholder approval. Our Board of Directors may determine the relative rights, preferences and privileges of each class or series of shares of preferred stock. Because our Board of Directors has the power to establish the preferences and rights of the shares of preferred stock, preferred shares may have preferences, distributions, powers and rights senior to the rights of a common stockholder.

   We may amend our business policies without your approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

Other Risks

   The market value of our common stock could decrease based on our performance and market perception and conditions. The market value of our common stock may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common stock is influenced by the dividend on our common stock relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher dividend rate, which would adversely affect the market price of our common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.


   We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our Charter and Bylaws, our Shareholder Rights Agreement, certain provisions of Maryland law and severance agreements with our executive officers may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:


  . Our Charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

  . Our Charter generally limits any holder from acquiring more than 9.9% or more (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.9% of the outstanding shares of equity stock or otherwise effect a change in control.


  . In August 1998, our Board of Directors adopted a shareholder rights plan. Under the terms of the plan, we declared a dividend of rights on our common stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms with our Board of Directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

  . We have entered into change of control agreements with each of our executives providing for the payment of money to these executives upon the occurrence of our change of control as defined in these agreements. If, within 24 months following a change of control, we terminate the executive's employment other than for cause, or if the executive elects to terminate his employment with us for reasons specified in the agreement, we will make a severance payment equal to three times the executive's base salary, together with the executive's bonus, deferred compensation and medical and other benefits. These agreements may deter changes of control of us because of the increased cost for a third party to acquire our control.

   We may fail to qualify as a REIT. If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and we will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.


   Furthermore, we would no longer be required by the Internal Revenue Code of 1986, as amended (the "Code") to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders that otherwise would have been subject to tax as capital gain dividends would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.


   To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied with these requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

   We may be unable to comply with the strict income distribution requirements applicable to REITs. To obtain the favorable tax treatment associated with qualifying as a REIT, among other requirements, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income. We will be subject to corporate income tax on any undistributed REIT taxable income. In addition, we will incur a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than the sum of (i) 95% of our ordinary income for the year, (ii) 95% of our capital gain net income for the year, and (iii) any undistributed taxable income from prior years. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT (and avoid corporate income tax and the 4% excise tax), even if conditions were not favorable for borrowing. As of this date, we have not needed to incur such borrowings.


   Notwithstanding our status as a REIT, we are subject to various federal, state, local and foreign taxes on our income and property. For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other federal income taxes as more fully described in "Material United States Federal Income Tax Consequences-- Taxation of Us as a REIT." We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of this exchange offer on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties which could cause our actual results or performance to differ materially from those projected, including:


  . the effect of regional economic conditions, particularly with regard to retail shopping center and multifamily apartment property occupancy and rental growth in Alabama, Florida and Louisiana;


  . our ability to identify and secure additional properties and sites that meet our criteria for acquisition or development;


  . the acceptance of our financing plans by the capital markets and the effect of prevailing market interest rates and the pricing of our stock; and


  . other factors discussed under the heading "Risk Factors" and as described from time to time in our filings with the SEC.


   We undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained in this prospectus and the information incorporated by reference into this prospectus to reflect any change in our expectations or any change in events, conditions or circumstances on which the statement is based.


   In evaluating this exchange offer, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 19 to 24 of this prospectus.


                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new debentures and shares of Series B preferred stock offered in this exchange offer. We will receive the old debentures in consideration for issuing the new debentures and shares of Series B preferred stock. The old debentures surrendered in exchange for the new debentures and shares of Series B preferred stock will be retired and cancelled and cannot be reissued.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.16 and 1.10, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges.


   Pro Forma Ratio of Earnings to Fixed Charges. Our pro forma ratio of earnings to fixed charges was 1.28 for the nine months ended September 30, 2001 and 1.25 for the year ended December 31, 2000. These ratios were calculated assuming the exchange offer and the common stock public offering had occurred on January 1, 2000. For additional pro forma financial information, see "Unaudited Pro Forma Consolidated Financial Statements."


   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.86 and 1.77, respectively. "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.


   Pro Forma Ratio of EBITDA to Fixed Charges. Our pro forma ratio of EBITDA to fixed charges was 2.06 for the nine months ended September 30, 2001 and
2.02 for the year ended December 31, 2000. These ratios were calculated assuming the exchange offer and the common stock public offering had occurred on January 1, 2000. For additional pro forma financial information, see "Unaudited Pro Forma Consolidated Financial Statements."

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2001
(i) on a historical basis and (ii) on a pro forma basis assuming (a) $40,340,000 principal amount of the old debentures are refinanced by the issuance of $40,340,000 principal amount of new debentures and (b) the completion of the common stock public offering. You should read this information in conjunction with our consolidated financial information and accompanying notes, which are incorporated by reference into this prospectus.


                                                 As of September 30, 2001
                                                        (unaudited)
                                                 ----------------------------
                                                 Historical     Pro Forma(1)
                                                 ------------   -------------
                                                      (in thousands)
Indebtedness
  Notes payable.................................  $     31,512    $      2,859
  Mortgage indebtedness.........................       111,776         111,776
  Convertible subordinated debentures...........        61,878          61,878

Shareholders' Equity
  Series A preferred stock, 40,000 shares
   authorized, none issued......................            --              --
  Series B preferred stock, liquidation
   preference $25 per share, 2,476,000 shares
   authorized, none issued......................            --              --
  Common stock, par value $0.0001 per share,
   51,484,000 shares authorized, 8,368,000
   shares issued and outstanding, 11,818,000
   shares issued and outstanding, as adjusted
   for the common stock public offering.........             1               1
  Excess stock, par value $0.0001 per share,
   16,000,000 shares authorized, none issued....            --              --
  Additional paid-in capital....................       121,917         150,570
  Cumulative net income.........................        42,336          42,336
  Cumulative distributions paid.................       (97,572)        (97,572)
                                                  ------------    ------------
    Total Shareholders' Equity..................        66,682          95,335
                                                  ------------    ------------
    Total capitalization........................  $    271,848    $    271,848
                                                  ============    ============

--------

(1) See Notes B through G to Unaudited Pro Forma Consolidated Financial Statements for information on how changes in the amount of new debentures and Series B preferred stock issued in the exchange offer will impact pro forma financial data.

                              THIS EXCHANGE OFFER

   This section of the prospectus describes our proposed exchange offer. While we believe that the description covers the material terms of this exchange offer, this summary may not contain all the information that is important to you. You should read the entire prospectus and the other documents we refer to or incorporate by reference carefully for a more complete understanding of this exchange offer.

About Sizeler Property Investors, Inc.

   We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. Our investment objective is to acquire and develop quality properties at attractive initial yields with potential for future growth in cash flows. As of September 30, 2001, our existing portfolio contained 15 retail shopping centers with approximately 2.6 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. During the nine month period ended September 30, 2001, our retail and apartment properties were, on average, approximately 92% and 97% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

Purpose of this Exchange Offer

   We are making this exchange offer to refinance the old debentures.

Securities Offered in this Exchange Offer

   You can select the form of consideration that you will receive for your old debentures from the following two options:

  .      % convertible subordinated debentures due July 15, 2009; or


  .      % Series B cumulative redeemable preferred stock.


   You may exchange your old debentures entirely for new debentures or entirely for Series B preferred stock, or you may choose any combination thereof. You do not have to tender all of your old debentures to participate in this exchange offer. You may withdraw your tender of old debentures or change your choice of consideration options at any time before the expiration of this exchange offer.

Possible Proration of New Debentures

   If, at the expiration date, holders of old debentures have validly tendered
and not withdrawn more than $           in aggregate principal amount of old
debentures for new debentures, then the exchange agent will allot the new debentures to be issued among the tendering holders of old debentures on a pro rata basis, based on the principal amount of old debentures tendered for exchange for new debentures. Holders of old debentures tendered for new debentures that are not accepted may, at the holder's option, have such old debentures exchanged for shares of Series B preferred stock or returned to the holder.


Market and Trading Information Regarding the Old Debentures

   The old debentures currently are listed on the New York Stock Exchange. As
of January   , 2002, the last reported trading day for the old debentures, the
closing price was $     . We believe that opportunities to trade old
debentures that remain outstanding after this exchange offer will be limited. The following table indicates the high and low sales prices for the old debentures for each quarter during the past two years and for the first
quarter of 2002 through January   , 2002.



                                     2002                2001          2000
                                 ----------------    ------------- -------------
                                  High      Low       High   Low    High   Low
                                 ------    ------    ------ ------ ------ ------
   First quarter................ $98.75(1) $97.63(1) $96.00 $88.50 $90.88 $90.00
   Second quarter...............     --        --     99.00  91.50  92.00  88.50
   Third quarter................     --        --     98.50  97.50  92.50  89.00
   Fourth quarter...............     --        --    100.50  97.13  91.00  89.00

--------

(1) Reflects the high and low sales prices for the old debentures for the
    first quarter of 2002 through January   , 2002.

Conditions to this Exchange Offer

   This exchange offer is subject to the following conditions:

  . this exchange offer complies with applicable laws and applicable interpretations of the staff of the SEC;

  . this exchange offer complies with all applicable state securities or "blue sky" laws;

  . no action or proceeding has been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction has been proposed, including any proposal which is in existence as of the date of this prospectus, enacted, entered or enforced by any court or government agency that would reasonably be expected to:

    . prohibit, prevent or materially impair our ability to proceed with this exchange offer;

    .   materially adversely affect our business;

    . limit the tax deductibility of interest on or indebtedness on the new debentures or that would materially increase the after-tax cost to us of this exchange offer; or

    .   materially impair the benefits to us of this exchange offer;

  . no event has occurred or is reasonably likely to occur affecting our business that would reasonably be expected to prohibit, prevent or significantly delay consummation of this exchange offer or materially impair our contemplated benefits of this exchange offer; and

  . after the date of this prospectus, no tender or exchange offer for any class of our equity securities and no merger, acquisition, business continuation or similar transaction involving us has occurred, been proposed or announced.

   All conditions to this exchange offer must be satisfied or waived on or before the expiration date for this exchange offer. Subject to the satisfaction or waiver of the conditions, we will accept for exchange any and all old debentures that are validly tendered and not withdrawn at any time prior to acceptance for payment. Failure by us to enforce any conditions will not be considered a waiver of that condition.

Background of this Exchange Offer

   On May 13, 1993, we issued and sold $65,000,000 in aggregate principal amount of the old debentures in a public offering for cash. Subsequently, $2,100,000 in principal amount of the old debentures were converted into shares of our common stock and $1,000,000 in principal amount of the old debentures have been acquired by us, leaving $61,900,000 million in aggregate principal amount of the old debentures outstanding. The old debentures mature on July 15, 2003.


   On May 15, 2001, our Board of Directors retained Cohen & Steers as our financial advisor, for the purpose of advising us with respect to certain matters, including the evaluation of the old debentures and the possibility of refinancing the old debentures. In considering the refinancing of the old debentures, the Board recognized that these debentures matured in approximately two years. On August 9, 2001, Cohen & Steers presented the Board of Directors with a proposal to refinance the old debentures through an exchange offer. Pursuant to the proposed exchange offer, holders of old debentures would be offered, in exchange for their old debentures, the choice of new debentures with substantially the same terms as the old debentures except for an extended maturity date, a reduced conversion rate and a higher interest rate, and/or shares of preferred stock. The Board concluded that the proposed exchange offer was a more preferable strategy than other means of discharging the old debentures, such as selling company properties or incurring additional indebtedness to raise sufficient proceeds to pay the old debentures. After consideration the Board approved the proposed exchange offer on the terms described in this prospectus. See "This Exchange Offer."


No Board Recommendation

   Our Board of Directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender any or all of your old debentures under this exchange offer because the risks and benefits to you will depend on your particular situation or status. The Board of Directors has not obtained a fairness opinion from any financial advisor about the fairness of the exchange to you or to us. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender any or all of your old debentures and the likely value of the new debentures, the shares of Series B preferred stock, your liquidity needs and your investment objectives.

Period for Tendering Old Debentures

   As set forth in this exchange offer and prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old debentures that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 8:00 a.m., New
York City time on            , 2002. However, if we extend the period of time
for which this exchange offer is open, the term "expiration date" means the latest time and date to which this exchange offer is extended.


   We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of any old debentures, by announcing an extension of this exchange offer as described below. During any extension, all old debentures previously tendered will remain subject to this exchange offer and may be accepted for exchange by us. Any old debentures not accepted for exchange for any reason will be returned without expense to the tendering owner as promptly as practicable after the expiration or termination of this exchange offer.

   We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to this exchange offer have been satisfied, subject to applicable law, to:

  .   extend the expiration date for this exchange offer;

  .   to amend this exchange offer and solicitation in any respect;

  . to terminate this exchange offer prior to the expiration date and return the old debentures tendered pursuant thereto; or

  . to delay the acceptance of the old debentures under this exchange offer;

with respect to each of the above, by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or PR Newswire.

   In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer. Tendered old debentures may be withdrawn at any time on or prior to the expiration date.

Procedures for Exchanging Old Debentures

   We contemplate that the new debentures will be delivered in book-entry form through DTC, Euroclear and Clearstream. See "Book Entry; Delivery and Form" below. Certificates for shares of Series B preferred stock will be sent to you by the exchange agent. If you have any questions or need assistance in tendering your old debentures, please call J.P. Morgan Trust Company, National Association, the exchange agent, whose address and contact details appear in the section entitled "--Exchange Agent" below.


   Only holders of record are authorized to tender their old debentures for exchange. If you wish to tender old debentures in this exchange offer and you hold your old debentures through a broker, dealer, commercial bank, trust company or other nominee you should contact them promptly regarding the procedures to follow to tender your old debentures. If you wish to exchange old debentures in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering the old debentures, make appropriate arrangements to register the ownership of the old debentures in your name.

   Tender of old debentures held through a custodian. If your old debentures are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your old debentures on your behalf. Any beneficial owner of old debentures held of record by DTC, Euroclear or Clearstream or their nominee, through authority granted by DTC, Euroclear or Clearstream, may direct the holder of record to tender on the beneficial owner's behalf.

   Tender of old debentures held through DTC, Euroclear or Clearstream. To tender old debentures that are held through DTC, the holder should transmit its acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. To tender old debentures held through Euroclear or Clearstream, the holder should transmit its acceptance to Euroclear or Clearstream, as appropriate, and Euroclear or Clearstream will then edit or verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. Delivery of tendered old debentures must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

   Delivery of letters of transmittal, old debentures and other documents. You should send the certificate(s) for old debentures for cancellation and exchange, letters of transmittal and other required documentation only to the exchange agent and not to us or the information agent. The delivery of the certificate(s) for old debentures, the letter of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, Euroclear or Clearstream, and any acceptance of an Agent's Message transmitted through the Automated Tender Offer Program, is at the election and risk of the person tendering old debentures and delivering the certificate(s), the letter of transmittal and other documents. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent and therefore risk of loss and title to the old debentures will pass only upon delivery of the certificate(s) for the old debentures to the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

   Except as provided below, unless the old debentures being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message, we may, at our option, treat the tender of the old debentures as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the old debentures will be made only against deposit of the tendered old debentures and delivery of all other required documents.

   Book-entry delivery procedures. Any financial institution that is a participant in DTC, Euroclear and Clearstream may make book-entry delivery of the old debentures by causing DTC, Euroclear or Clearstream, as appropriate, to transfer such old debentures into the exchange agent's account in accordance with the DTC's, Euroclear's or Clearstream's procedures for such transfer.

   Although delivery of old debentures may be effected through book-entry into the exchange agent's account at DTC, Euroclear or Clearstream, the letter of transmittal, or facsimile of it, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the exchange agent.

   The confirmation of a book-entry transfer into the exchange agent's account at DTC, Euroclear or Clearstream as described above is referred to as a "Book-Entry Confirmation."

   "Agent's Message" means a message transmitted by DTC, Euroclear or Clearstream, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC, Euroclear or

Clearstream has received an express acknowledgment from the person tendering the old debentures that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

   Upon delivery of the certificate(s) representing the old debentures for cancellation and exchange to the exchange agent together with the letter of transmittal duly executed and completed in accordance with its instructions, the holder of such old debentures will be entitled to receive in exchange therefor a credit for the new debentures issued on this exchange offer to the accounts of the owners of the new debentures at the DTC, Euroclear or Clearstream and a certificate or certificates representing the number of shares of Series B preferred stock for which the holder has elected to receive in exchange for the old debentures. The certificate(s) for old debentures so surrendered will be cancelled. Holders of old debentures should send in their certificate(s) representing old debentures only with a letter of transmittal.

   In the event that any certificate for old debentures has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if we require, the posting by such person of a bond in such reasonable amount as we may direct as indemnity against any claim that may be made against us with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing the amount of new debentures and/or number of shares of Series B preferred stock for which the holder has elected in exchange for the old debentures.

   Signature guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, unless the relevant old debentures are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

   Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered old debentures. We reserve the absolute right to reject any and all old debentures not properly tendered or any old debentures whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old debentures either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old debentures must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of old debentures will not be considered to have been made until any defects or irregularities have been cured or waived. Any old debentures received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   Backup United States federal income tax withholding. To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal.

Withdrawals of Tenders

   You may withdraw tenders of old debentures at any time on or prior to the expiration of this exchange offer, but the exchange consideration will not be payable in respect of old debentures that are withdrawn.

   Except as otherwise provided in this prospectus, tenders of old debentures may be withdrawn at any time prior to 8:00 a.m., New York City time on the expiration date.

   For a withdrawal of tendered old debentures to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under "-- Exchange Agent." Any notice of withdrawal must:

  . specify the name of the person who tendered the old debentures to be withdrawn;

  . identify the old debentures to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old debentures were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the old debentures into the name of the person withdrawing the tender.

   If you have tendered your old debentures through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer.

   All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old debentures withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no new debentures or shares of Series B preferred stock will be issued in exchange unless the old debentures so withdrawn are validly tendered again. Any old debentures which have been tendered but which are effectively withdrawn will be returned by the exchange agent to the appropriate party, without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn old debentures may be retendered by following one of the procedures described above under "--Procedures for Exchanging Old Debentures" at any time prior to the expiration date.

Interest on Old and New Debentures and Dividends on Series B Preferred Stock

   The last payment of interest on the old debentures was made on January 15, 2002. This payment covered accrued interest at the rate of 8% from July 16, 2001 through January 15, 2002. The first payment of interest on the new debentures will be made on July 15, 2002 in arrears to registered holders as of July 1, 2002. This payment will cover accrued interest at the rate of 8.0% effective from January 16, 2002 until the expiration date of the exchange
offer and at the rate of    % effective from the expiration date of the
exchange offer until July 15, 2002.


   The first dividend payment on the Series B preferred stock will be paid in quarterly arrears beginning May 15, 2002 at a rate of 8.0% from January 16,
2002 until the expiration date of the exchange offer and at the rate of    %
from the expiration date of the exchange offer until May 15, 2002. Subsequent
dividend payments will be $     quarterly (equivalent to $     per share
annually or   % of the liquidation preference of $25.00 per share) per share of Series B preferred stock, when, as and if declared by the Board of Directors. We anticipate that the record date for dividends on the Series B preferred stock will be approximately two weeks prior to the payment date.

Amendment of this Exchange Offer

   We reserve the right to amend this exchange offer, in our sole discretion, to:

  .   delay the acceptance of your old debentures for exchange;

  .   terminate this exchange offer;

  . extend the expiration date and retain all old debentures that have been tendered, subject to the rights of owners of the old debentures to withdraw their old debentures;

  . refuse to accept the old debentures and return all old debentures that have been tendered to us; or

  . waive any condition to, or otherwise amend the terms of, this exchange offer in any respect and accept all properly tendered old debentures that have not been withdrawn.

   We reserve the right, in our sole discretion, to reduce the amount of old debentures that we will exchange under this exchange offer. We may also change the consideration that we are offering. If we change the consideration that we are offering, or decrease the amount of old debentures being sought, we will give at least 10 business days' notice of the change. If that is less than the time remaining before the expiration date, the expiration date will be extended until a date that is no earlier than the 10th business day after the announcement.

   Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to the Dow Jones News Service or PR Newswire.

Future Transactions Involving Old Debentures

   We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any old debentures that remain outstanding after the expiration date of this exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of this exchange offer. It is possible that future purchases, if any, of old debentures may be on less or more favorable terms than the terms offered in this exchange offer. We make no promises that we will purchase or make offers for any old debentures that remain outstanding after the expiration date of this exchange offer.

"Blue Sky" Compliance

   We are making this exchange offer to all holders of old debentures. We are not aware of any jurisdiction in which the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer will not be made to, nor will tenders of old debentures be accepted from or on behalf of, the holders of old debentures residing in such jurisdiction.

Exchange Agent

   J.P. Morgan Trust Company, National Association has been appointed as the exchange agent for this exchange offer of the old debentures. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance in completing documentation should be directed to the exchange agent, addressed as follows:


                                                      Mail Address:
          Courier Address:

   J.P. Morgan Trust Company,                  J.P. Morgan Trust Company,
        National Association                       National Association
    Institutional Trust Services              Institutional Trust Services
          2001 Bryan Street                           P.O. Box 2320
              9th Floor                         Dallas, Texas 75221-2320
         Dallas, Texas 75201                     Attention: Frank Ivins
       Attention: Frank Ivins

                           Telephone: (214) 468-6464
                         By Facsimile: (214) 468-6494
                Confirm Facsimile by Telephone: (214) 468-6464

   Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Financial Advisor

   On May 15, 2001, we retained Cohen & Steers Capital Advisors, LLC as our financial advisor with respect to certain matters, including this exchange offer of the old debentures. We will pay Cohen & Steers Capital Advisors, LLC customary fees. We have also agreed to reimburse Cohen & Steers Capital Advisors, LLC for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. Pursuant to an engagement letter entered into by us and Cohen & Steers Capital Advisors, LLC, Cohen & Steers may provide other investment banking and financial advisory services to us and our subsidiaries for which it may receive additional customary fees and expense reimbursement.

Information Agent

   Georgeson Shareholder Communications Inc. has been appointed the information agent for this exchange offer of the old debentures. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions concerning the procedures of this exchange offer or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:


                   Georgeson Shareholder Communications Inc.
                                17 State Street
                                  10th Floor
                           New York, New York 10004

   Bank and brokers, call collect:

                                (212) 440-9800

   Others, call toll free:

                                (800) 223-2064

Fees and Expenses

   We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates and our information agent.

   We may make payments to brokers, dealers or others soliciting acceptance of this exchange offer. We will also pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with this exchange offer that are estimated in the aggregate to be approximately $1,100,000. Such expenses include, among others, fees and expenses of the trustee, accounting and legal fees and printing costs.

Transfer Taxes

   Owners who tender their old debentures for exchange will not be obligated to pay any transfer taxes. If, however:

  . new debentures or shares of Series B preferred stock are to be delivered to, or issued in the name of, any person other than the registered owner of the old debentures; or

  . old debentures are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of new debentures or shares of Series B preferred stock for old debentures in connection with this exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

United States Federal Tax Considerations

   See "Material United States Federal Income Tax Consequences" for a discussion of the United States federal tax consequences to holders of old Debentures acquiring, owning, and disposing of the new debentures or shares of Series B preferred stock.


Appraisal Rights

   You will not have any right to dissent and receive appraisal of your old debentures in connection with this exchange offer.

                            SELECTED FINANCIAL DATA

   The following table sets forth our selected historical consolidated financial and operating data as of and for each of the periods indicated. The consolidated financial data as of and for each of the five years ended December 31, 2000 was derived from our audited financial statements. The consolidated financial data as of and for the nine months ended September 30, 2001 and 2000 was derived from our unaudited financial statements. The selected financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.


                          Nine Months Ended
                            September 30,              Years Ended December 31,
                          ------------------ --------------------------------------------
                            2001      2000     2000     1999     1998     1997     1996
                          --------  -------- -------- -------- -------- -------- --------
                                In thousands except per share data and percentages
Operating Data:
 Total revenue..........  $ 39,302  $ 38,282 $ 51,441 $ 49,969 $ 47,791 $ 46,443 $ 44,456
 Property operating
  expenses (1)..........    15,215    14,291   19,442   18,971   17,905   17,139   16,317
                          --------  -------- -------- -------- -------- -------- --------
 Net operating income
  (NOI) (2).............    24,087    23,991   31,999   30,998   29,886   29,304   28,139
 Depreciation and
  amortization..........     8,481     8,333   11,173   10,845   10,145    9,621    9,119
 Interest expense.......    11,581    11,838   15,850   15,018   14,554   14,608   14,542
 Administrative
  expense...............     1,912     2,183    2,648    2,788    2,431    2,520    2,194
 Other items (3)........       506        --       --       --       --       --     (449)
                          --------  -------- -------- -------- -------- -------- --------
 Net income.............  $  2,619  $  1,637 $  2,328 $  2,347 $  2,756 $  2,555 $  1,835
                          ========  ======== ======== ======== ======== ======== ========
 Common stock cash
  distributions paid....  $  5,665  $  5,389 $  7,234 $  6,938 $  7,330 $  7,413 $  7,425

Per Share Data (4):
 Basic and diluted
  earnings per share
  (4)...................  $   0.32  $   0.21 $   0.29 $   0.30 $   0.33 $   0.30 $   0.22
 Cash dividends to
  shareholders..........  $   0.69  $   0.68 $   0.91 $   0.88 $   0.88 $   0.88 $   0.88
 Weighted average common
  shares outstanding--
  basic and diluted.....     8,204     7,925    7,950    7,888    8,331    8,423    8,433

Balance Sheet Data:
 Real estate
  investments, at cost..  $347,576  $346,789 $348,759 $338,389 $328,477 $310,312 $303,476
 Investment in real
  estate partnership....       907       915      916      917      913      904      948
 Total assets...........   276,610   284,911  285,417  284,943  284,935  275,485  277,604
 Mortgage notes
  payable...............   111,776   109,683  113,163   84,712   89,869   90,615   68,080
 Notes payable..........    31,512    39,109   35,716   59,988   49,178   32,342   52,639
 Convertible
  subordinated
  debentures............    61,878    61,878   61,878   61,878   62,878   62,878   62,878
 Total liabilities......   209,928   217,056  218,298  213,990  208,718  190,958  188,237
 Shareholders' equity...  $ 66,682  $ 67,855 $ 67,119 $ 70,953 $ 76,217 $ 84,527 $ 89,367
 Number of shares of
  common stock
  outstanding...........     8,368     8,004    8,063    7,909    7,990    8,425    8,422
Other Data:
Computation of Funds
 from Operations (5):
 Net income.............  $  2,619  $  1,637 $  2,328 $  2,347 $  2,756 $  2,555 $  1,835
 Adjustments:
 Depreciation on real
  estate investments....     7,996     7,891   10,579   10,256    9,528    8,954    8,487
 Other items (3)........      (506)       --       --       --       --       --      449
                          --------  -------- -------- -------- -------- -------- --------
 Funds from operations
  attributable to shares
  of common stock--
  basic.................    10,109     9,528   12,907   12,603   12,284   11,509   10,771
 Interest on convertible
  subordinated
  debentures............     3,713     3,713    4,950    5,017    5,030    5,030    5,030
 Amortization of
  debenture issuance
  cost..................       183       183      244      248      248      248      248
                          --------  -------- -------- -------- -------- -------- --------
 Funds from operations
  attributable to shares
  of common stock--
  diluted...............  $ 14,005  $ 13,424 $ 18,101 $ 17,868 $ 17,562 $ 16,787 $ 16,049
                          ========  ======== ======== ======== ======== ======== ========
 Weighted average common
  shares outstanding--
  diluted...............    13,040    12,742   12,787   12,725   13,168   13,260   13,269
 Dividend payout ratio--
  basic (8).............       56%       57%      56%      55%      60%      64%      69%
 Dividend payout ratio--
  diluted (9)...........       64%       64%      64%      62%      66%      70%      73%

                         Nine Months Ended
                           September 30,               Years Ended December 31,
                         ------------------  ------------------------------------------------
                           2001      2000      2000      1999      1998      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
                               In thousands except per share data and percentages
Cash Flows:
 Net cash provided by
  operating activities.. $  6,867  $  8,971  $ 14,010  $ 13,193  $ 12,456  $ 12,945  $ 13,504
 Net cash provided by
  (used in) investing
  activities............    1,248    (8,521)  (10,496)   (9,925)  (16,966)   (6,757)   (7,476)
 Net cash (used in)
  provided by financing
  activities............ $ (8,316) $ (1,130) $ (2,955) $ (3,081) $  4,532  $ (5,528) $ (6,834)

Apartments Segment:
 Gross investment....... $138,476  $136,148  $136,870  $134,092  $129,510  $113,446  $109,236
 Total units............    3,398     3,398     3,398     3,397     3,341     3,157     3,157
 Percent leased (6).....      97%       96%       97%       96%       96%       97%       98%
 Operating revenue...... $ 17,946  $ 17,267  $ 22,954  $ 21,947  $ 20,353  $ 19,883  $ 19,052
 Operating expenses
  (10).................. $  7,280  $  7,045  $  9,432  $  9,026  $  8,190  $  7,874  $  7,539
 Net operating income
  (2)................... $ 10,666  $ 10,222  $ 13,522  $ 12,921  $ 12,163  $ 12,009  $ 11,513
 Percent of total NOI...      44%       43%       42%       42%       41%       41%       41%

Retail Properties
 Segment:
 Gross investment (7)... $210,006  $211,556  $212,805  $205,214  $199,880  $197,770  $195,188
 Total square footage...    2,571     2,693     2,680     2,720     2,668     2,668     2,667
 Percent leased (6).....      92%       91%       92%       95%       95%       95%       92%
 Operating revenue...... $ 21,356  $ 21,015  $ 28,487  $ 28,022  $ 27,438  $ 26,560  $ 25,404
 Operating expenses
  (10).................. $  7,935  $  7,246  $ 10,010  $  9,945  $  9,715  $  9,265  $  8,778
 Net operating income
  (2)................... $ 13,421  $ 13,769  $ 18,477  $ 18,077  $ 17,723  $ 17,295  $ 16,626
 Percent of total NOI...      56%       57%       58%       58%       59%       59%       59%

--------

(1) Property operating expenses consist of management and leasing fees, utilities, real estate taxes, operations and maintenance and other operating expenses.


(2) Net operating income (NOI) is another measurement of financial performance utilized by us, and is based on the operating revenues and operating expenses directly associated with the operations of the real estate properties (excluding administrative expenses, depreciation and amortization and interest expense). NOI is calculated as operating revenues less operating expenses directly related to the operations of the real estate properties, before administrative expenses, depreciation and amortization and interest.


(3) In 1996, we recorded an extraordinary charge related to the early extinguishment of debt. In 2001, we recorded a gain related to the sale of one of our real estate properties.


(4) Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings. For the nine month period ended September 30, 2001 there were options to purchase shares of common stock with exercise prices less than the average market price, however, the effect of the inclusion in the calculation of EPS is immaterial. For all other periods presented, the options to purchase shares of common stock were excluded in the computation of diluted EPS because the options' exercise prices were greater than the average market prices of common stock. Our outstanding debentures are also excluded from the computation for all periods presented due to their anti-dilutive effect. Accordingly, there is no effect on net income in the calculation of diluted EPS for the periods presented.


(5) Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999 NAREIT revised the definition of funds from operations. The revision had no effect on our calculation of funds from operations. We calculate funds from operations as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by us, while consistent with NAREIT's definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ours.


(6) Represents the average percent leased for the respective period.


(7) Includes our investment in an unconsolidated real estate entity.


(8) Dividend payout ratio is calculated based on cash dividends paid to shareholders as a percentage of funds from operations attributable to shares of common stock.


(9) The computation of dividend payout ratio--diluted reflects adjustments to the weighted average shares outstanding and cash dividends to shareholders based on the assumption that our convertible subordinated debentures were converted into common stock on the first day of the period presented. In making this computation, we increase the weighted average shares outstanding by the number of shares that would have been outstanding had the convertible subordinated debentures been converted into shares of common stock at the beginning of the period. We also increased the cash dividends paid by the amount of dividends that would have been paid during the period had this conversion been effected at the beginning of the period. As interest paid on the convertible subordinated debentures is not reflected in funds from operations, no adjustment to interest expense is made.


(10) Does not include an allocation of administrative expenses.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



   We have set out our unaudited pro forma consolidated financial statements on the following pages.


   Our unaudited pro forma consolidated balance sheet as of September 30, 2001 was prepared on the basis that the common stock offering and the exchange offer (based on the assumptions described below) had occurred on September 30, 2001. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 have been prepared on the basis that these transactions had occurred on January 1, 2000.


   You should read this information in conjunction with our consolidated financial information and the accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference into this prospectus. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been if the exchange offer occurred on the dates specified, or purport to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The exchange offer described in this prospectus is part of our plan to refinance the old debentures. We are concurrently engaged in a public offering for cash of new debentures and Series B preferred stock. We will use the net proceeds of these offerings, if any, to redeem or purchase old debentures that remain outstanding after the completion of the exchange offer as the result of proration of tenders of debentures or if less than all of the debentures are tendered. We cannot predict the amount of old debentures that will be tendered, the effect of any proration if the holders of old debentures tender for more than the maximum amount of new debentures, or the amount of new debentures or preferred stock that may be sold in the public offering, or whether the aggregate amount of new debentures and preferred stock exchanged or issued will exceed the aggregate amount of old debentures. Accordingly, we have assumed that $40,340,000 of old debentures are refinanced through the issuance of new debentures in the exchange offer or in the public offering and that no preferred stock is issued. The effect of greater or lesser amounts of old debentures being refinanced or of issuance of preferred stock is described in Notes B and C of the Notes to Unaudited Pro Forma Consolidated Financial Statements.


   In light of these uncertainties, in preparing these pro forma financial
statements, we assume that these new debentures bear an interest rate of   %
and a conversion price of $   per share. As stated below, the amounts of new
debentures or preferred stock exchanged or issued, as well as the interest or dividend rates on any securities exchanged or issued, are subject to market conditions prevailing at the times of the respective transactions. The assumptions stated above are made solely for purposes of facilitating an understanding of the potential effect of these transactions on our balance sheet and statement of operations and should not be taken as a representation or prediction by us on any of the final terms of the exchange offer or public offering.


   As described elsewhere herein, in the common stock offering, we issued 3,450,000 shares of common stock for net proceeds of $28,653,000, which are temporarily being used to reduce bank debt.

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS


                               September 30,   Adjustments for the
                                   2001       Transactions(A)(B)(C)  Pro Forma
                               -------------  --------------------- ------------
           ASSETS
Real estate investments:
  Land.......................  $ 52,502,000                         $ 52,502,000
  Buildings and
   improvements..............   212,001,000                          212,001,000
                               ------------                         ------------
                                264,503,000                          264,503,000
Cash, cash equivalents and
 receivables and other
 assets......................    12,107,000                           12,107,000
                               ------------                         ------------
    Total Assets.............  $276,610,000                         $276,610,000
                               ============                         ============

LIABILITIES AND SHAREHOLDERS'
           EQUITY
LIABILITIES
Mortgage notes payable.......  $111,776,000                         $111,776,000
Notes payable, accounts
 payable and other
 liabilities.................    36,274,000       $(28,653,000)(D)     7,621,000
                               ------------                         ------------
                                148,050,000                         119,397,000
Convertible subordinated
 debentures..................    61,878,000        (40,340,000)(E)    61,878,000
                                                    40,340,000 (E)
                               ------------                         ------------
    Total Liabilities........   209,928,000                          181,275,000

SHAREHOLDERS' EQUITY
Series A preferred stock,
 40,000 shares authorized,
 none issued.................            --                                   --
Series B preferred stock,
 liquidation preference $25
 per share, 2,476,000 shares
 authorized, none issued ....            --                                   --
Common stock, par value
 $0.0001 per share,
 51,484,000 shares
 authorized, 8,368,000 shares
 issued and outstanding......         1,000                                1,000
Excess stock, par value
 $0.0001 per share,
 16,000,000 shares
 authorized, none issued.....            --                                   --
Additional paid-in capital...   121,917,000         28,653,000 (F)   150,570,000
Cumulative net income .......    42,336,000                           42,336,000
Cumulative distributions
 paid........................   (97,572,000)                         (97,572,000)
                               ------------                         ------------
    Total Shareholders'
     Equity..................    66,682,000                           95,335,000
                               ------------                         ------------
    Total Liabilities and
     Shareholders' Equity....  $276,610,000                         $276,610,000
                               ============                         ============

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                          Nine Months Ended   Adjustments for the
                          September 30, 2001 Transactions(A)(B)(C)  Pro Forma
                          ------------------ --------------------- -----------
OPERATING REVENUE
  Rents and other
   income...............     $39,302,000                           $39,302,000

OPERATING EXPENSES
  Management & leasing
   fees.................       2,025,000                             2,025,000
  Utilities.............       1,725,000                             1,725,000
  Real estate taxes.....       2,948,000                             2,948,000
  Administrative
   expenses.............       1,912,000                             1,912,000
  Operations &
   maintenance..........       5,946,000                             5,946,000
  Other operating
   expenses.............       2,571,000                             2,571,000
  Depreciation and
   amortization.........       8,481,000                             8,481,000
                             -----------                           -----------
Total Operating
 Expenses...............      25,608,000                            25,608,000
                             -----------                           -----------
INCOME FROM OPERATIONS..      13,694,000                            13,694,000
Interest expense........      11,581,000          $(1,140,000)(G)   10,441,000
                             -----------                           -----------
NET INCOME BEFORE GAIN
 ON SALE OF REAL
 ESTATE.................     $ 2,113,000                           $ 3,253,000
Gain on sale of real
 estate.................         506,000                               506,000
                             -----------                           -----------
NET INCOME..............     $ 2,619,000                           $ 3,759,000(H)
                             ===========                           ===========
BASIC AND DILUTED
 EARNINGS PER SHARE.....     $      0.32                           $      0.32
                             ===========                           ===========
Weighted average shares
 of common stock
 outstanding............       8,204,000                            11,654,000(I)
                             ===========                           ===========

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                             Year Ended      Adjustments for the
                          December 31, 2000 Transactions(A)(B)(C)  Pro Forma
                          ----------------- --------------------- -----------
OPERATING REVENUE
  Rents and other
   income...............     $51,441,000                          $51,441,000

OPERATING EXPENSES
  Management & leasing
   fees.................       2,613,000                            2,613,000
  Utilities.............       2,246,000                            2,246,000
  Real estate taxes.....       3,933,000                            3,933,000
  Administrative
   expenses.............       2,648,000                            2,648,000
  Operations &
   maintenance..........       7,689,000                            7,689,000
  Other operating
   expenses.............       2,961,000                            2,961,000
  Depreciation and
   amortization.........      11,173,000                           11,173,000
                             -----------                          -----------
Total Operating
 Expenses...............      33,263,000                           33,263,000
                             -----------                          -----------
INCOME FROM OPERATIONS..      18,178,000                           18,178,000
Interest expense........      15,850,000         $(1,907,000)(G)   13,943,000
                             -----------                          -----------
NET INCOME..............     $ 2,328,000                          $ 4,235,000(H)
                             ===========                          ===========
BASIC AND DILUTED
 EARNINGS PER SHARE.....     $      0.29                          $      0.37
                             ===========                          ===========
Weighted average shares
 of common stock
 outstanding............       7,950,000                           11,400,000(I)
                             ===========                          ===========

Notes to Unaudited Pro Forma Consolidated Financial Statements


(A) At September 30, 2001, the Company had approximately $447,000 of unamortized deferred financing costs remaining on its balance sheet associated with the old debentures. If the Company issues $40,340,000 of new debentures and at least 436,000 shares of Series B preferred stock in the exchange offer, the Company would record $447,000 as an extraordinary item for the write-off of unamortized debt costs. This charge is a non-cash item, is non-recurring, and will not affect reported funds from operations.


(B) If we issue $40,340,000 of new debentures in the exchange offer, any additional exchanges of old debentures would be for Series B preferred stock. For each $5,000,000 of preferred stock we exchange for old debentures, the effect on our September 30, 2001 balance sheet will be that convertible subordinated debentures will be decreased by $5,000,000, total liabilities will be decreased by $5,000,000, Series B preferred stock will be increased by $5,000,000, and total shareholders equity will be increased by $5,000,000. Similarly, the effect of the assumed issuance of $5,000,000 of Series B preferred stock on our pro forma results of operations for the nine months ended September 30, 2001 would be to decrease interest expense by $300,000, to increase pro forma net income by $300,000, to decrease net income available to common stockholders by $75,000 or $0.01 per share; and the effect of the assumed issuance of $5,000,000 of Series B preferred stock on the Company's pro forma results of operations for the year ended December 31, 2000 would be to decrease interest expense by $400,000, to increase pro forma net income by $400,000, to decrease net income available to common stockholders by $100,000 or $0.01 per share.


(C) The pro forma financial statements above assume the issuance of $40,340,000 of new debentures. If the exchange offer results in a lesser amount of new debentures being issued, there will be no effect on our pro forma balance sheet, except for a greater amount of old debentures remaining outstanding. Similarly, the effect of the assumed issuance of $5,000,000 less of new debentures on our pro forma results of operations for the nine months ended September 30, 2001 would be to decrease interest expense by $37,500, to increase pro forma net income by $37,500, to increase net income available to common stockholders by $37,500 or less than $0.01 per share; and the effect of the assumed issuance of $5,000,000 less of new debentures on the Company's pro forma results of operations for the year ended December 31, 2000 would be to decrease interest expense by $50,000, to increase pro forma net income by $50,000, to increase net income available to common stockholders by $50,000 or less than $0.01 per share.




(D) Reflects the application of the net proceeds of the common stock public offering temporarily to reduce bank debt. Over the next 18 months, we intend to use the net proceeds from the common stock public offering to add additional apartment properties.


(E) Reflects the retirement of $40,340,000 of old debentures and the issuance of $40,340,000 of new debentures.


(F) Reflects the issuance in the common stock offering of 3,450,000 shares of common stock for net proceeds of $28,653,000.






(G) For the nine months ended September 30, 2001, reflects a decrease in interest expense of $1,140,000 attributable to a decrease in interest on the old debentures of $2,455,000, a decrease of $1,408,000 in interest on the bank debt repaid with the proceeds of the common stock offering, and an increase in interest expense of $2,723,000 representing interest on the new debentures. For the year ended December 31, 2000, reflects a decrease in interest expense of $1,907,000, attributable to a decrease in interest on the old debentures of $3,274,000, a decrease of $2,264,000 in interest on the bank debt repaid with the proceeds of the common stock offering, and an increase in interest expense of $3,631,000 representing interest on the new debentures.


(H) On October 5, 2001, we completed the acquisition of Sizeler Real Estate Management Co., Inc. from Sizeler Realty Co., Inc. The purchase price for this acquisition was $3,050,000. For the year ended December 31, 2000, we paid Sizeler Real Estate Management Co., Inc. approximately $3,000,000 in management fees and leasing commissions and reimbursement of legal and administrative costs. Subsequent to the acquisition, Sizeler Real Estate Management Co., Inc. is operating as a wholly-owned subsidiary of Sizeler Property Investors, Inc. During the fourth quarter of 2001, we recorded a nonrecurring charge of approximately $1,226,000 relating to the difference between the net asset valuation of the assets acquired and the total of the purchase price plus acquisition costs. Since the intent of the accompanying pro forma consolidated financial statements is to reflect the expected continuing impact of the exchange offer and the common stock public offering, the one-time adjustment discussed above has been excluded. However, for the year ended December 31, 2001, this nonrecurring charge will be recorded as an operating expense, but will not affect reported funds from operations.


(I) The weighted average shares of common stock outstanding for the nine months ended September 30, 2001 and for the year ended December 31, 2000 are based on the assumption that the common stock public offering had occurred on January 1, 2000.


Pro Forma Funds from Operations


   We and real estate industry analysts utilize the concept of funds from operations ("FFO") as an important analytical measure of a real estate investment trust's financial performance, with FFO being defined by us and the National Association of Real Estate Investment Trusts ("NAREIT") as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America ("GAAP"), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Our management believes the following additional adjustments are relevant to evaluating our future operating performance. The following additional adjustments that eliminate the impact of certain items, are based on estimates and assumptions made and believed by us to be reasonable and are inherently uncertain and subject to change. The supplemental adjustments do not comply with the regulations published by the Securities and Exchange Commission relating to the presentation of pro forma financial data. The following calculations should not be viewed as indicative of actual or future results. Pro forma FFO was calculated as follows assuming that the exchange offer and the common stock public offering had occurred on January 1, 2000:



                                                         Year Ended   Weighted
                                                        December 31,  Average
                                                            2000       Shares
                                                        ------------ ----------
   Basic FFO as reported............................... $12,907,000   7,950,000
   Reduced interest expense............................   1,907,000   3,450,000
                                                        -----------  ----------
   Pro forma FFO available to shares of common stock... $14,814,000  11,400,000
                                                        ===========  ==========

             COMPARISON OF THE OLD DEBENTURES, THE NEW DEBENTURES

                       AND THE SERIES B PREFERRED STOCK

   On May 13, 1993, we issued and sold $65,000,000 of 8% convertible subordinated debentures due 2003, of which $61,900,000 are outstanding as of the date hereof. We are offering up to an aggregate maximum of $
   % convertible subordinated debentures due 2009 and up to 2,476,000 shares
of    % Series B cumulative redeemable preferred stock such that the total of
Series B preferred stock and the new debentures to be issued upon completion of this exchange offer will be equal to the amount of old debentures tendered. Generally, the old debentures and the new debentures carry with them the same rights, terms and liabilities with the exception of interest rates, maturity dates and conversion prices. The following chart sets forth the material terms of the old debentures, new debentures and the Series B preferred stock:



                                                                 Series B Preferred
                           Old Debentures      New Debentures           Stock
                         ------------------- ------------------- -------------------
Aggregate principal
 amount outstanding on   $65,000,000         Up to $             Up to 2,476,000
 initial issuance....... ($61,900,000                            shares
                         presently
                         outstanding)

Maturity date........... July 15, 2003       July 15, 2009       The Series B
                                                                 preferred stock has
                                                                 no stated maturity
                                                                 and will not be
                                                                 subject to any
                                                                 sinking fund or
                                                                 mandatory
                                                                 redemption.

Interest or dividend     8% annual rate,      % annual rate,     $      per share
 rate................... payable in cash on  payable in cash on  payable on or about
                         January 15 and      January 15 and      the fifteenth day
                         July 15 of each     July 15 of each     of February, May,
                         year.               year. The first     August and November
                                             payment of interest of each year
                                             on the new          (equivalent to
                                             debentures will be  $     per share
                                             made on July 15,    annually or   % of
                                             2002 in arrears to  the liquidation
                                             registered holders  preference of
                                             as of July 1, 2002. $25.00 per share),
                                             This payment will   when, as and if
                                             cover accrued       declared by the
                                             interest at a rate  Board of Directors
                                             of 8.0% from        out of legally
                                             January 16, 2002    available funds.
                                             until the           The first dividend
                                             expiration of the   payment on the
                                             exchange offer and  shares of Series B
                                             at a rate of    %   preferred stock
                                             effective from the  will be payable
                                             expiration date of  (subject to
                                             the exchange offer  declaration by the
                                             until July 15,      Board of Directors)
                                             2002.               in arrears
                                                                 beginning May 15,
                                                                 2002 at a rate of
                                                                 8% ($2.00 per
                                                                 share) from January
                                                                 16, 2002 until the
                                                                 expiration date of
                                                                 the exchange offer
                                                                 and at a rate of
                                                                     % ($     per
                                                                 share) from the
                                                                 expiration of the
                                                                 exchange offer
                                                                 until May 15, 2002.
                                                                 We anticipate that
                                                                 the record date for
                                                                 dividends on the
                                                                 Series B preferred
                                                                 stock will be
                                                                 approximately two
                                                                 weeks prior to the
                                                                 payment date.

Liquidation............. A liquidation under A liquidation under The liquidation
                         bankruptcy law      bankruptcy law      preference for each
                         provisions will     provisions will     share of Series B
                         result in an event  result in an event  preferred stock is of default. See "-- of default. See "-- $25.00 per share,
                         Events of default"  Events of default"  plus an amount
                         and "--Remedies     and "--Remedies     equal to all
                         upon default."      upon default."      accrued and unpaid
                                                                 dividends (whether
                                                                 or not declared) to
                                                                 the date of final
                                                                 distribution to the
                                                                 holders of our
                                                                 Series B preferred
                                                                 stock.

                                                            Series B Preferred
                      Old Debentures      New Debentures           Stock
                    ------------------- ------------------- -------------------
Redemption......... At our option, we   At our option, we   The Series B
                    can redeem the old  can redeem the new  preferred stock is
                    debentures at any   debentures at any   not redeemable
                    time or from time   time after the      prior to the fifth
                    to time, in whole   third anniversary   anniversary date of
                    or in part on at    of the expiration   the issue date. On
                    least 30 days'      date of the         and after such
                    prior notice by     exchange offer, in  date, the Series B
                    mail at a           whole or in part on preferred stock may
                    redemption price    at least 30 days'   be redeemed for
                    equal to 100% of    prior notice by     cash at our option,
                    the principal       mail at a           in whole or in
                    amount plus accrued redemption price    part, at a
                    and unpaid          equal to 100% of    redemption price of
                    interest, if any,   the principal       $25.00 per share,
                    to the date of      amount plus accrued plus all accrued
                    redemption.         and unpaid          and unpaid
                                        interest, if any,   dividends thereon,
                                        to the date of      if any, to the date
                                        redemption.         fixed for
                                                            redemption.

                    We may redeem the   We may redeem the   In order to ensure
                    old debentures in   new debentures in   that we continue to
                    whole or in part at whole or in part,   meet the
                    any time for        at any time for     requirements for
                    certain reasons     certain reasons     qualification as a
                    intended to protect intended to protect REIT for federal
                    our status as a     our status as a     income tax
                    REIT, at our option REIT, at our option purposes, a holder
                    on at least 30      on at least 30      of shares of Series
                    days' prior notice  days' prior notice  B preferred stock
                    by mail at a        by mail at a        will be deemed to
                    redemption price    redemption price    violate the
                    equal to 100% of    equal to 100% of    ownership limit in
                    the principal       the principal       our Charter, if
                    amount, plus        amount, plus        such holder owns
                    interest accrued to interest accrued to 9.9% or more (in
                    the date of         the date of         value or in number,
                    redemption.         redemption.         whichever is more
                                                            restrictive) of our
                                                            outstanding equity
                                                            stock. Shares held
                                                            in violation of the
                                                            ownership limit
                                                            will be converted
                                                            into excess stock.

Conversion......... The old debentures  The new debentures  The Series B are convertible at  are convertible at  preferred stock is
                    any time prior to   any time prior to   not convertible
                    maturity and unless maturity and unless into or
                    otherwise redeemed  otherwise redeemed  exchangeable for
                    into our common     into our common     any of our other
                    stock. The          stock. The          property or
                    conversion price is conversion price is securities, except
                    $13.00 per share    $      per share    that we may
                    (subject to         (subject to         exchange the shares
                    adjustment).        adjustment).        of Series B
                                                            preferred stock for
                    If the old          If the new          shares of excess
                    debentures are      debentures are      stock in order to
                    called for          called for          ensure that we
                    redemption,         redemption,         remain a qualified
                    conversion rights   conversion rights   REIT for federal
                    will expire at the  will expire at the  income tax
                    close of business   close of business   purposes.
                    on the redemption   on the redemption
                    date, unless we     date, unless we
                    default in payment  default in payment
                    due upon such       due upon such
                    redemption.         redemption.
                    To protect our      To protect our
                    status as a REIT, a status as a REIT, a
                    holder may not      holder may not
                    convert any old     convert any new
                    debenture, and such debenture, and such
                    old debenture will  new debenture will
                    not be convertible  not be convertible
                    by any holder, if   by any holder, if
                    as a result of such as a result of such
                    conversion any      conversion any
                    person would then   person would then
                    be deemed to        be deemed to
                    beneficially own,   beneficially own,
                    directly or         directly or
                    indirectly, 9.9% or indirectly, 9.9% or
                    more (in value or   more (in value or
                    in number,          in number,
                    whichever is more   whichever is more
                    restrictive) of our restrictive) of our
                    outstanding equity  outstanding equity
                    stock.              stock.

                                                           Series B Preferred
                     Old Debentures      New Debentures           Stock
                   ------------------- ------------------- -------------------
                   If we combine or    If we combine or
                   merge with, or sell merge with, or sell
                   or transfer         or transfer
                   substantially all   substantially all
                   of our assets to,   of our assets to,
                   another corporation another corporation
                   or trust, the       or trust, the
                   holders of the old  holders of the new
                   debentures then     debentures then
                   outstanding will be outstanding will be
                   entitled thereafter entitled thereafter
                   to convert such old to convert such new
                   debentures into the debentures into the
                   kind and amount of  kind and amount of
                   shares of capital   shares of capital
                   stock, other        stock, other
                   securities, cash or securities, cash or
                   other assets that   other assets that
                   they would have     they would have
                   owned immediately   owned immediately
                   after such event    after such event
                   had such old        had such new
                   debentures been     debentures been
                   converted before    converted before
                   the effective date  the effective date
                   of the transaction. of the transaction.

Ranking........... The old debentures  The new debentures  With respect to
                   rank in right of    will rank in right  dividend rights and
                   payment behind our  of payment behind   rights upon
                   senior indebtedness our senior          liquidation, shares
                   and all of our      indebtedness and    of Series B
                   other existing and  all of our other    preferred stock
                   future senior debt. existing and future will rank: (i)
                   The old debentures  senior debt. The    senior to our
                   will rank in right  new debentures will common stock and
                   of payment equal    rank equal with any our Series A
                   with the new        remaining old       preferred stock,
                   debentures and any  debentures and any  and (ii) junior to future subordinated future subordinated the new debentures,
                   debentures we       debentures we       the old debentures
                   issue. The old      issue. The new      and any other
                   debentures are      debentures will be  indebtedness of
                   unsecured.          unsecured.          ours or our
                                                           subsidiaries.

Voting rights..... None.               None.               Holders of shares
                                                           of Series B
                                                           preferred stock
                                                           generally will have
                                                           no voting rights
                                                           except as required
                                                           by law. However,
                                                           whenever dividends
                                                           on any shares of
                                                           Series B preferred
                                                           stock are in
                                                           arrears for six or
                                                           more quarterly
                                                           periods (whether
                                                           consecutive or not),
                                                           the holders of such
                                                           shares (voting
                                                           separately as a
                                                           class with all
                                                           other series of
                                                           preferred stock
                                                           upon which like
                                                           voting rights have
                                                           been conferred and
                                                           are exercisable)
                                                           will be entitled to
                                                           vote for the
                                                           election of a total
                                                           of two of our
                                                           directors until all
                                                           dividends
                                                           accumulated on such
                                                           shares of Series B
                                                           preferred stock
                                                           have been fully
                                                           paid or declared
                                                           and a sum
                                                           sufficient for the
                                                           payment thereof set
                                                           aside for payment.
                                                           In addition,
                                                           certain changes to
                                                           the terms of the
                                                           Series B preferred
                                                           stock that would be
                                                           materially adverse
                                                           to the rights of
                                                           holders of the

                                                                 Series B Preferred
                           Old Debentures      New Debentures           Stock
                         ------------------- ------------------- -------------------
                                                                 Series B preferred
                                                                 stock cannot be
                                                                 made without the
                                                                 affirmative vote of
                                                                 the holders of at
                                                                 least two-thirds of
                                                                 the outstanding
                                                                 shares of Series B
                                                                 preferred stock.
                                                                 Holders of shares
                                                                 of Series B
                                                                 preferred stock
                                                                 will have certain
                                                                 other voting rights
                                                                 under Maryland law.

Affirmative covenants... The indenture       The indenture       None.
                         governing the old   governing the new
                         debentures include  debentures include
                         the following       the following
                         required actions:   required actions:

                         . a compliance      . a compliance
                           certificate         certificate
                           delivered by an     delivered by an
                           officer at least    officer at least
                           once yearly;        once yearly;

                         . timely payment of . timely payment of
                           principal and       principal and
                           interest on the     interest on the
                           old debentures;     new debentures;
                           and                 and

                         . filing of public  . filing of public
                           reports.            reports.

Negative covenants...... The old debentures  The new debentures  The Series B include limitations include limitations preferred stock
                         on our and our      on our and our      includes
                         subsidiaries'       subsidiaries'       limitations on our
                         ability to, among   ability to, among   ability to, among
                         other things:       other things:       other things:

                         . merge,            . merge,            . authorize, create
                           consolidate or      consolidate, or     or increase the
                           transfer all or     transfer all or     authorized or
                           substantially all   substantially all   issued amount of
                           of our assets;      of our assets;      any class or
                                                                   series of capital
                                                                   stock ranking
                                                                   senior to the
                                                                   Series B
                                                                   preferred stock;
                                                                   and

                         . declare or pay    . declare or pay    . amend, alter or
                           any dividends or    any dividends or    repeal the
                           make any            make any            provisions of our
                           distributions to    distributions to    Charter,
                           holders of our      holders of our      including the
                           capital stock       capital stock       Articles
                           (other than         (other than         Supplementary
                           dividends or        dividends or        establishing the
                           distributions       distributions       Series B
                           necessary to        necessary to        preferred stock,
                           maintain our REIT   maintain our REIT   so as to
                           status), or         status), or         materially and
                           purchase, redeem    purchase, redeem    adversely affect
                           or otherwise        or otherwise        any right,
                           acquire or retire   acquire or retire   preference,
                           any of our          any of our          privilege or
                           capital stock if    capital stock if    voting power of
                           at the time of      at the time of      the shares of
                           such action an      such action an      Series B
                           event of default    event of default    preferred stock.
                           has occurred and    has occurred and
                           is continuing or    is continuing or
                           would exist         would exist
                           immediately after   immediately after
                           giving effect to    giving effect to
                           such action.        such action.
Events of default....... The following are   The following are   None.
                         events of default   events of default
                         under the terms of  under the terms of
                         the old debentures: the new debentures:


                         . our failure to    . our failure to
                           pay principal       pay principal
                           when due            when due
                           continued for       continued for
                           five business       five business
                           days;               days;

                                                                 Series B Preferred
                           Old Debentures      New Debentures           Stock
                         ------------------- ------------------- -------------------
                         . our failure to    . our failure to
                           pay interest when   pay interest when
                           due continued for   due continued for
                           30 days;            30 days;

                         . our failure to    . our failure to
                           comply with any     comply with any
                           other covenant      other covenant
                           for 60 days after   for 60 days after
                           written notice;     written notice;

                         . some events of    . some events of
                           bankruptcy,         bankruptcy,
                           insolvency or       insolvency or
                           reorganization;     reorganization;
                           or                  or

                         . if we default     . if we default
                           under any other     under any other
                           indebtedness.       indebtedness.

Remedies upon default... If an event of      If an event of      None.
                         default occurs,     default occurs,
                         either the trustee  either the trustee
                         or holders of a     or holders of a
                         majority in         majority in
                         principal amount of principal amount of
                         the outstanding old the outstanding new
                         debentures may      debentures may
                         accelerate the      accelerate the
                         maturity of all of  maturity of all of
                         the old debentures. the new debentures.

                            TERMS OF THE DEBENTURES

   The following is a summary of the terms of the old debentures that we are offering to exchange under this exchange offer, as well as the new debentures that we propose to issue in this exchange offer. The old debentures were issued under an Indenture (the "Old Indenture") dated as of May 13, 1993, as amended as of June 26, 2001 between us and Chase Manhattan Trust Company, National Association as Trustee. The old debentures were issued in the original principal amount of $65,000,000. Under the terms of this exchange offer, the new debentures may be issued under an Indenture (the "New Indenture") between us and J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Trust Company, National Association (the "Trustee"). Collectively, the Old Indenture and the New Indenture are referred to as the "Indentures." Similarly, the old debentures and the new debentures are collectively referred to in this section as "Debentures." Generally, the old debentures and the new debentures carry with them the same rights, terms and liabilities with the exception of interest rates, maturity dates and conversion prices. The following chart sets forth the material differences between the old debentures and the new debentures.



                            Old Debentures                New Debentures
                            --------------                --------------
Maturity date....... July 15, 2003                 July 15, 2009

Interest rate....... 8% annual rate payable in      % annual rate payable in
                     cash on January 15 and July   cash on January 15 and July
                     15 of each year.              15 of each year.

Conversion.......... Convertible at any time into  Convertible at any time into
                     our common stock at a price   our common stock at a price
                     of $13.00 per share, subject  of $      per share, subject
                     to adjustment in limited      to adjustment in limited
                     circumstances.                circumstances.


   The terms of the Debentures include those stated in the Debentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Copies of the forms of the Indentures are filed as exhibits to the Registration Statement of which this prospectus is a part and are incorporated herein by reference. The following is a summary of certain provisions of the Indentures and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indentures, including the definitions of certain terms therein to which reference is hereby made for a complete statement of such provisions. Wherever particular articles, sections of the Indentures or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. All section references are to the Indentures unless otherwise indicated. We urge you to read the Indentures in their entirety. You may obtain copies of the Indentures from us. See "Where You Can Find More Information."

   General. The Debentures are unsecured general obligations of ours, subject to the rights of holders of our Senior Indebtedness. The old debentures mature on July 15, 2003 and the new debentures mature on July 15, 2009. The old debentures are limited to $65,000,000 aggregate principal amount. The new
debentures are limited to $           aggregate principal amount. The
Debentures bear interest semiannually on January 15 and July 15 of each year at the rate of 8% per annum for the old debentures and at the rate of % per annum for the new debentures. We will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the January 1 or July 1 preceding the interest payment date (Paragraphs 1 and 2 of the Debentures). We may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect final principal payments (Section 2.04). The first payment of interest on the new debentures will be made on July 15, 2002 in arrears to registered holders as of July 1, 2002. This payment will cover accrued interest at a rate of 8.0% from January 16, 2002
until the expiration of the exchange offer and at a rate of    % effective
from the expiration date of the exchange offer until July 15, 2002.


   The Debentures will be in registered form without coupons in denominations of $1,000 and multiples of $1,000 (Section 2.02). A holder may transfer or exchange Debentures in accordance with the Indentures. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed (Section 2.06). The Indentures do not contain any provisions requiring us to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though our credit worthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indentures do not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

   J.P. Morgan Trust Company, National Association acts as Paying Agent, Registrar and Conversion Agent for the old debentures and the new debentures. We may change any Paying Agent, Registrar, Conversion Agent or co-registrar without notice and may act in any such capacity ourselves (Section 2.03).


   Conversion. The holders of the Debentures are entitled at any time prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of common stock at the conversion price of $ per share for the new debentures and $13.00 per share for the old debentures (subject to adjustments described below) (Section 11.01). No payment or adjustment will be made for accrued interest on a converted Debenture subsequent to conversion. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted (Section 11.03). We will not issue fractional interests in shares of common stock upon conversion of Debentures and, instead will deliver a check for the fractional share based upon the market value of the common stock on the last trading day prior to the conversion date (Section 11.08). If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless we default in payment due upon such redemption (Section 11.01).


   To protect our status as a REIT, a holder may not convert any Debenture, and such Debenture will not be convertible by any holder, if as a result of such conversion any Person would then be deemed to beneficially own, directly or indirectly, 9.9% or more (in value or in number, whichever is more restrictive) of our shares of equity stock.

   The conversion price is subject to adjustments, as set forth in the Indentures, in certain events, including the payment of dividends or distributions on our Capital Stock (Section 1.01) in shares of common stock; subdivisions or combinations of the common stock into a greater or smaller number of shares; reclassification of the shares of common stock resulting in an issuance of any shares of Capital Stock; distribution of rights or warrants to substantially all holders of common stock entitling them to purchase common stock at less than the then current price at that time; and the distribution to substantially all holders of common stock of our assets or evidences of our indebtedness, excluding certain cash dividends and distributions. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1% in the conversion price; however, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. A conversion price adjustment made according to the provisions of the Debentures (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of Debentures or holders of shares that would be subject to taxation as a dividend. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of equity securities (or rights to acquire equity securities) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debentures and its actions in so doing will be final and conclusive (Section 11.04).

   If we combine or merge with, or sell or transfer substantially all of our assets to, another unaffiliated corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets that they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction (Section 11.10).

   Subordination of Debentures. The indebtedness evidenced by the Debentures will be subordinated and junior in right of payment to the extent set forth in the Indentures to the prior payment in full of amounts then due on all Senior Indebtedness (as defined). No payment will be made by us on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there has occurred and is continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default will be the subject of a judicial proceeding or we have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default has been cured or waived or has ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived (Section 10.02).

   Upon any acceleration of the principal of the Debentures or any distribution of our assets upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustees are entitled to receive or retain any assets so distributed in respect of the Debentures (Section 10.02). By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

   "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of us for money borrowed, whether any such Indebtedness exists as of the date of the Indentures or is created, incurred, assumed or guaranteed after such date. The terms of the old and the new debentures do not limit the amount of Senior Indebtedness that we may incur (Section 1.01).

   "Indebtedness" with respect to any Person is defined to mean:

     (i) any debt (a) for money borrowed, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed by a Person in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of such Person, or to secure the payment of revenue bonds issued for the benefit of such Person, whether contingent or otherwise;

     (ii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise liable;

     (iii) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; and

     (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii);

provided, however, that, in computing the "Indebtedness" of any Person, there will be excluded any particular indebtedness if, upon or prior to the maturity thereof, there has been deposited with a depository in trust money

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(or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited will not be included in any computation of the assets of such Person (Section 1.01).

   Optional Redemption. The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing July 15, 1996 for the
old debentures and      , 2005 for the new debentures, at our option on at
least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof, plus interest accrued to the date of redemption. The Debentures will not be redeemable prior to the above indicated dates; provided, however, the Debentures will be subject to redemption, in whole or in part, at any time for certain reasons intended to protect our status as a REIT, at our option on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption (Section 3.01). We may exercise our redemption powers solely with respect to the securities of the security holder or holders which pose a threat to our REIT status and only to the extent deemed necessary by our Board of Directors to preserve such status. We may at any time buy new debentures on the open market or through negotiated transactions at prices which may be greater or less than the optional redemption price listed above (Paragraph 5 of the Debentures).


   Dividends, Distributions, and Acquisitions of Common Stock. We will not (i) declare or pay any dividend, or make any distribution on our common stock to our stockholders (other than dividends or distributions payable in our common stock) or (ii) purchase, redeem, or otherwise acquire or retire for value any of our common stock, or any warrants, rights, or options to purchase or acquire any shares of our common stock (other than the Debentures or any other convertible indebtedness of ours that is neither secured nor subordinated to the Debentures), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the retirement of any of our shares of common stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of our common stock (Section 4.06).

   Merger or Consolidation. We may not consolidate with, or merge into, or transfer or lease all or substantially all of our assets to another Person unless such Person is a company or trust; such Person assumes by supplemental indenture all our obligations under the Debentures and the Indentures; and, immediately after the transaction no Default or Event of Default exists.

   Defaults and Remedies. An Event of Default is (i) default in the payment of interest on the Debentures when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debentures when due, at maturity, upon redemption or otherwise, which continues for five business days; (iii) failure to perform any other covenant of ours contained in the Indentures or the Debentures which continues for 90 days after written notice to us as provided in the Indentures; (iv) default under any bond, debenture, note or other Indebtedness of ours or any of our subsidiaries under the old debentures and of only ours under the new debentures, or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of ours, whether any such Indebtedness exists as of the date of the Indentures or is thereafter created, if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or
(y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to us of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $1,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to us (Section 6.01). If an Event of Default occurs and is continuing, the Trustee or the holders of a majority in aggregate principal amount of the outstanding Debentures may declare the Debentures immediately due and payable (Section 6.02).

   Within 90 days after the occurrence of any Default or Event of Default, the Trustee will give to the holders of Debentures notice of all Defaults or Events of Default known to it, but the Trustee will be protected in

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

withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debentures (Section 7.05). Holders of a majority in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 6.05). The right of a holder to institute a proceeding with respect to the Indentures is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debenture on or after the respective due dates expressed in the Debentures, and to institute suit for the enforcement of any such payments (Section 6.06).

   The holders of a majority in aggregate principal amount of the outstanding Debentures may on behalf of the holders of all Debentures waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debentures or in respect of certain provisions to the Indentures which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby (Section 9.02). We will be required to furnish to the Trustees annually a statement of certain officers of ours stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same (Section 4.05).

   Modification of the Indentures. We and the Trustee may amend the Indentures or the Debentures with the written consent of the holders of 66 2/3% in principal amount of the outstanding Debentures. However, without the consent of each holder of Debentures affected, an amendment may not: (i) reduce the amount of Debentures whose holders must consent to an amendment; (ii) reduce the rate or change the time of payment of interest on any Debenture; (iii) reduce the principal of or change the fixed maturity of any Debenture; (iv) make any Debenture payable in money other than that stated in the Debenture;
(v) change the provisions of the Indentures regarding the right of a majority of the holders of Debentures to waive defaults under the Indentures or impair the right of any holder of Debentures to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (vi) make any change that adversely affects the right to convert any Debenture (Section 9.02).

                     TERMS OF THE SERIES B PREFERRED STOCK

   The following summary of the terms and provisions of the Series B preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter, including the Articles Supplementary to the Charter creating the Series B preferred stock (the "Articles Supplementary"), each of which is available from us.

Maturity

   The Series B preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank

   The Series B preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common stock, our Series A preferred stock and to all equity securities ranking junior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;
(ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank prior or senior to the Series B preferred stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, as well as all our existing and future indebtedness. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B preferred stock.


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

Dividends

   Holders of shares of the Series B preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative preferential
cash dividends at the rate of   % per annum of the liquidation preference per
share (equivalent to a fixed annual amount of $     per share).


   Dividends on the Series B preferred stock will be cumulative from the date of original issue and will be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the last business day of January, April, July and October, respectively, or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series B preferred stock is expected to be on or about April 30, 2002. The first dividend payment on the Series B preferred stock will be payable beginning May 15, 2002 at a rate of 8.0% from January 16, 2002 until
the expiration date of the exchange offer and at a rate of     % from the
expiration date of the exchange offer until May 15, 2002 for the first dividend payment.


   No dividends on shares of Series B preferred stock will be declared by the Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted by agreement or law, would be unlawful, or would cause the corporation to become insolvent as contemplated by the Maryland corporate law.


   Notwithstanding the foregoing, dividends on the Series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will not bear interest and holders of the shares of Series B preferred stock will not be entitled to any distributions in excess of full cumulative distributions described above.

   If for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code), with respect to any transaction that occurred while any shares of Series B preferred stock are outstanding, any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Series B preferred stock will be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of shares of the Series B preferred stock for the year bears to the Total Dividends.

   Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of ours (including Series A preferred stock, if any) or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B preferred stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock, all dividends declared upon the Series B preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock will be declared pro rata so that the amount of dividends declared per share of Series B preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series B preferred stock and such

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

other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

   Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the common stock or any other capital stock of ours, such as the Series A preferred stock ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, nor will any shares of common stock, or any other shares of capital stock of ours ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the Series B preferred stock as to dividends and upon liquidation or redemptions for the purpose of preserving our qualification as a REIT). Holders of shares of the Series B preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B preferred stock as provided above. Any dividend payment made on shares of the Series B preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of shares of common stock or any other class or series of capital stock of ours that ranks junior to the Series B preferred stock as to liquidation rights. Holders of Series B preferred stock will be entitled to written notice of any event triggering the right to receive such liquidation preference. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other trust or entity or the consolidation or merger of any other corporation with or into us, or the sale, lease or consolidation, conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

   Other than in the event a stockholder acquires shares in excess of the ownership limitation as described under " --Restrictions on Ownership and Transfer", the Series B preferred stock is not redeemable prior to the fifth anniversary of the issue date. However, in order to ensure that we will continue to meet the stock ownership requirements for qualification as a REIT, the Series B preferred stock will be subject to provisions in the Charter pursuant to which any class of our equity stock owned by a stockholder in excess of the ownership limitation will be transferred to a trust and the stockholder will have the right to receive certain compensation for such shares of stock. See "--Restrictions on Ownership and Transfer." On and after the fifth anniversary of the issue date, we, at our option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

Procedures for Redemption

   Holders of shares Series B preferred stock to be redeemed will surrender such shares of Series B preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series B preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B preferred stock, such shares of Series B preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series B preferred stock are to be redeemed, the shares of Series B preferred stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the us. Our ability to redeem the shares of Series B preferred stock is subject to the limitations on distributions in the Maryland General Corporation Law.

   Unless full cumulative dividends on all shares of Series B preferred stock will have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B preferred stock will be redeemed unless all outstanding shares of Series B preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series B preferred stock (except by exchange for our capital stock ranking junior to the shares of Series B preferred stock as to dividends and upon liquidation); provided, however, that the foregoing will not prevent our redemption of shares of stock in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B preferred stock. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series B preferred stock in open market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws or private negotiations.

   Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series B preferred stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B preferred stock to be redeemed; (iv) the place or places where shares of the Series B preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series B preferred stock held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of shares of Series B preferred stock held by such holder to be redeemed.

   Immediately prior to any redemption of shares of Series B preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series B preferred stock at the close of business on such Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

   The shares of Series B preferred stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, Series B preferred stock acquired by a stockholder in excess of the ownership limitation will automatically be transferred to a trust and the stockholder will have the right to receive certain compensation for such stock from us.

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

Voting Rights

   Holders of the shares of Series B preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

   Whenever dividends on any shares of Series B preferred stock or Parity Preferred stock (as defined below) are in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), the holders of such shares of Series B preferred stock (voting separately as a voting group with all other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable ("Parity Preferred stock")) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on our Board of Directors (the "Preferred Stock Directors") at a special meeting called on the written request of the holders entitled to cast at least a majority of all the votes entitled to be cast at the meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B preferred stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting will exist if at least a majority of the outstanding shares are represented in person or by proxy at such meeting. Such Preferred Stock Directors will be elected upon the affirmative vote of a plurality of the shares of Series B preferred stock and such Parity Preferred stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series B preferred stock have been paid in full or set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting whenever dividends on any shares of Series B preferred stock are in arrears for six or more quarters (whether consecutive or not)) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred stock, the term of office of each Preferred Stock Director so elected will terminate. In the event the term of a Preferred Director terminates, the right of the holders of Series B preferred stock to elect Preferred Stock Directors until another Preferred Dividend Default will exist. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

   So long as any shares of Series B preferred stock remain outstanding, we will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the shares of Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, including the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series B preferred stock or the holders thereof provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the shares of Series B preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event we may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series B preferred stock and provided further that (a) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock; or (b) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the shares of Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   In addition to the above, under Maryland law and the Articles
Supplementary, the holders of shares of Series B preferred stock will be entitled to vote as a separate voting group to approve a dividend payable in

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

shares of Series B preferred stock to the holders of another class of our stock or to approve a dividend payable in shares of our stock other than shares of Series B preferred stock to the holders of shares of Series B preferred stock.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Conversion

   The shares of Series B preferred stock are not convertible into or exchangeable for any other property or securities of ours, except that the shares of Series B preferred stock may be exchanged for shares of excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes. See "--Restrictions on Ownership and Transfer" below.

Restrictions on Ownership and Transfer

   For us to qualify as a REIT under the Code, certain restrictions apply to the ownership of our capital stock. Because the Board of Directors believes it is essential for us to continue to qualify as a REIT, the Charter restricts the ownership, acquisition and transfer of our capital stock, including shares of Series B preferred stock.

   Our Charter provides that if, at any time when we are qualified as a REIT, a transfer of any of our capital stock (including common stock or Series B preferred stock), would result in (i) any person acquiring directly or indirectly beneficial ownership of 9.9% or more of the total outstanding equity stock of all classes (in value or in number, whichever is more restrictive); (ii) our outstanding capital stock being constructively or beneficially owned by fewer than 100 persons; or (iii) our being "closely held" within the meaning of Section 856 of the Code, then at our sole option:
(A) any proposed transfer will be void from the beginning and will not be recognized by us; (B) we will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, excess stock, having no dividend or voting rights. Holders of excess stock do have certain rights in the event of our liquidation, dissolution or winding up. The Charter further provides that the excess stock will be held by us as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be excess stock and certain price-related restrictions are satisfied.

Transfer and Dividend Paying Agent

   The Bank of New York will act as the transfer and dividend payment agent in respect of the shares of Series B preferred stock.

  BENEFICIAL OWNERSHIP OF OLD DEBENTURES BY DIRECTORS AND EXECUTIVE OFFICERS

   As of the date of this prospectus, no outstanding old debentures are beneficially owned by us, by our directors and executive officers or by an associate or majority-owned subsidiary of us.


                   RECENT TRANSACTIONS IN THE OLD DEBENTURES

   There have been no transactions involving the old debentures that have occurred during the sixty day period immediately preceding the date of this prospectus by us, our directors, our executive officers or any affiliate or subsidiary of us.

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                         DESCRIPTION OF CAPITAL STOCK

   The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our Charter and Bylaws for the complete provisions thereof.

General


   The total number of shares of capital stock of all classes that we are authorized to issue is 70,000,000. Currently, the Charter authorizes the issuance of 51,484,000 shares of common stock, par value $.0001 per share, 40,000 shares of Series A preferred stock, par value $.0001 per share, 2,476,000 shares of Series B preferred stock, par value $.0001 per share, and 16,000,000 shares of excess stock, par value $.0001 per share. Only shares of
common stock are now outstanding. As of January   , 2002,     shares of common
stock were issued and outstanding. The common stock is currently listed on the New York Stock Exchange under the symbol "SIZ".



   Our Board of Directors is authorized by the Charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

   Pursuant to the provisions of the Charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.9% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of excess stock), then the amount in excess of the 9.9% limit will automatically be converted into shares of excess stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. These restrictions also apply to any transfer of stock that would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in excess stock, such excess stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in excess stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming excess stock and shall be transferred of record to the designated beneficiary. Excess stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of excess stock prior to the discovery that shares of equity stock had been converted into excess stock shall be void from the beginning. Excess stock shall be entitled to dividends equal to the dividends declared on any class of equity stock from which the excess stock has been converted, which dividends shall be held in trust for the benefit of the charitable beneficiary. Any dividend paid prior to our discovery that equity stock has been converted to excess stock shall be paid to the trustee of the trust upon demand. In the event of our liquidation, each holder of excess stock shall be entitled to receive that portion of our assets that would have been distributed to the equity stock in respect of which such excess stock was issued. The trustee of the trust holding excess stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock.


   Our Board of Directors, upon at least 15 days' written notice from a transferee prior to a proposed transfer that would result in the intended transferee "beneficially owning" (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.9% ownership limit and the satisfaction of such other conditions as the Board of Directors may direct, may in its sole and absolute discretion exempt a person from the ownership limit. Our Board of Directors may in its sole and absolute discretion exempt a person from


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


the limitation on a person "constructively owning" equity stock in excess of the 9.9% ownership limit if (x) such person does not and represents that it will not directly or "constructively own" (after the application of the applicable attribution rules of the Code) more than a 9.9% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for excess stock. Our Board of Directors may from time to time increase or decrease the 9.9% limit, provided that the 9.9% limit may be increased only if five persons could "beneficially own" or "constructively own" (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.








Description of Common Stock


   Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our Charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of our common stock, you will be entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.


   Relationship to Preferred Stock and Other Shares of Common Stock. Your rights as a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our Board of Directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.


   As a holder of our common stock, you will have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.


   Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of common stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of capital stock, the holders of common stock will possess the exclusive voting power.


   There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.


   Stockholder Liability. Under Maryland law applicable to Maryland corporations, you will not be liable as a shareholder for our obligations solely as a result of your status as a stockholder.


   Transfer Agent. The registrar and transfer agent for shares of our common stock is The Bank of New York.


Description of Stockholder Rights Plan


   Our board of directors has adopted a stockholder rights plan. As a result, we issued one right for each outstanding share of common stock. One right will be issued for each additional share of common stock that we issue, including any shares of common stock issued on the conversion of new debentures or old debentures. Each right entitles the holder to purchase one one-thousandth of a share of our Series A preferred stock at an exercise price of $40. The rights become exercisable 10 business days after any party acquires or announces an offer to


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


acquire 15% or more of our common stock or certain similar event. The rights expire on August 27, 2008, unless earlier redeemed. The rights are redeemable at $0.01 per right at any time before 10 business days following the time that any party acquires 15% or more of our common stock, commences a tender offer for 15% or more of our common stock, or our Board of Directors determines that a substantial stockholder's ownership may be adverse to the interests of our other stockholders or our qualification as a REIT. In certain circumstances, the rights will be exercisable for the stock of any entity into which we merge or to which we convey a substantial portion of our assets.


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      CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS


   The following paragraphs summarize certain provisions of Maryland law and our Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter, including any Articles Supplementary, and Bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our Charter and our Bylaws.


The Board of Directors


   Our Board of Directors is currently comprised of eight directors. Our Bylaws provide that the Board may alter the number of directors to a number not exceeding 15 nor below the minimum permitted in our Bylaws. Our Charter provides that the members of the Board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director is to serve for a three year term or until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors. We have elected to be governed by the 1999 Maryland law described below as it relates to a classified board.


Amendment of Charter and Bylaws


   Our Charter generally may be amended only by the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter. However, any amendment relating to our REIT qualification restrictions, our Series A preferred stock (issued in connection with our stockholder rights plan), our Board of Directors, our election to be exempt from the Maryland business combination statute, indemnification and limitation of liability or Charter amendments requires the advice and recommendation of at least 75% of our Board of Directors. In addition, Charter amendments regarding our classified Board of Directors, bylaw amendments, our election under the Maryland business combination statute, indemnification and limitation of liability and amendments require the affirmative approval of 75% of the votes entitled to be cast on the matter. This 75% vote is also required to amend the Charter to provide for cumulative voting in the election of directors.


   Our Bylaws may be amended only by the Board of Directors or by 75% of the aggregate voting power of all classes of capital stock.


Business Combinations


   As a Maryland corporation, we are subject to certain restrictions concerning certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an "interested stockholder." Interested stockholders are persons (i) who beneficially own 10% or more of the voting power of our shares or (ii) are affiliates or associates of us who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our shares. Such business combinations are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of our outstanding voting shares and (ii) 66 2/3% of the votes entitled to be cast by holders of our outstanding voting shares other than shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the interested stockholder becomes an interested stockholder.


Control Share Acquisitions


   Maryland law provides that, with certain exceptions, "control shares" of a corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of


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two-thirds of the stockholders, excluding shares of stock owned by the acquiring person or by officers or directors who are employees of the corporation. "Control shares" are shares of voting stock which, if aggregated with all other such shares previously acquired by such a person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power: (i) 10% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.


   As permitted under Maryland law, our Bylaws contain a provision opting out of the control share acquisition statute.


Advance Notice of Director Nominations and New Business


   Pursuant to our Bylaws, a stockholder seeking to nominate persons for election to our Board of Directors or propose other business to be conducted at an annual meeting of stockholders or to nominate persons for election of directors at any special meeting of stockholders called for the purpose of electing directors must provide the required notice to our chairman of the board (i) in the case of an annual meeting, generally not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting and (ii) in the case of a special meeting, not later than the earlier of the 10th day following the day on which notice of the special meeting was mailed or public disclosure of the date of the special meeting.


   The purpose of requiring such advance notice by stockholders is to provide the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give the Board of Directors any power to disapprove of stockholder nominations or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. In addition, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the Company and its stockholders. The provisions in our Bylaws regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.


Meetings of Stockholders


   Under our Bylaws, annual meetings of stockholders are to be held in May of the following year at a date and time as determined by our board, the chairman of the board or the president. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman or the president and must be called by the secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting. Our Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at that meeting.


1999 Maryland Legislation


   In 1999, Maryland enacted legislation which allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited


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takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its articles or bylaws or by resolution adopted by its board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:


  .  officers or employees of the corporation;


  .  persons seeking to acquire control of the corporation;


  . directors, officers, affiliates or associates of any person seeking to acquire control; or


  . nominated or designated as directors by a person seeking to acquire control.


   Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary.


   The Maryland legislation provides that a corporation can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that corporation's existing charter documents:


  . Classified Board: The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will expire at the third annual meeting of stockholders after the election of each class;


  . Two-thirds Stockholder Vote to Remove Directors Only for Cause: The stockholders may remove any director only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors, but a director may not be removed without cause;


  . Size of Board Fixed by Vote of Board: The number of directors will be fixed only by resolution of the board;


  . Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualifies; and


  . Stockholder Calls of Special Meetings: Special meetings of stockholders may be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland law.


   We have not elected to be governed by the specific provisions of the 1999 legislation other than regarding removal of directors. However, our Charter and/or Bylaws, as applicable, already provide for a classified board, that the number of directors is to be determined by a resolution of the board, subject to a minimum number, and that our secretary must call a special meeting of stockholders only upon the written request of the holders of a majority of our outstanding securities entitled to vote. In addition, we can elect to be governed by any or all of the provisions of the Maryland legislation at any time in the future.


Prohibited Transactions


   Our Charter prohibits us from entering into certain transactions, such as the following:


  . Investing more than 10% of our assets in unimproved real property or mortgage loans on unimproved real property;


  . Investing in commodities or commodity futures contracts, other than interest rate futures used solely for hedging purposes;


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


  . Issuing equity securities redeemable at the option of the holder thereof;


  . Subject to certain exceptions, issuing options and warrants to purchase common stock at an exercise price of less than the fair market value of the common stock;


  . Investing in real estate contracts for sale, unless the real estate contracts are in recordable form and appropriately recorded in the chain of title;


  . Investing in mortgage loans unless an appraisal is obtained for the underlying property; and


  . Allowing our aggregate borrowing to exceed 300% of our net assets, unless the independent directors on our Board of Directors determine that a higher level of borrowing is appropriate.


                         BOOK-ENTRY; DELIVERY AND FORM

General

   The new debentures will be represented initially by one or more global debentures in bearer form without interest coupons. We will issue the global debentures in denominations equal to the outstanding principal amount of the debentures that they represent.

   On the closing date of this exchange offer, we will deposit the global debentures with DTC as the book-entry depositary. We will make this deposit pursuant to the terms of the debenture deposit agreement, to be dated the closing date of this exchange offer, between the book-entry depositary and us, for the limited purposes set forth in the deposit agreement.

   The book-entry depositary will issue a certificateless interest for each global debenture to DTC. The certificateless interest for each global debenture will represent a 100% interest in the underlying global debenture. The book-entry depositary will record the interest in its books and records in the name of Cede & Co., as a nominee of DTC. The records that DTC, with respect to its participants, and its participants maintain in book-entry form will show the beneficial interests in the global debentures. Any transfer of the global debentures will only be effected through these records. In this prospectus, we refer to the beneficial interests in the global debentures as "book-entry interests."

   All interests in the global debentures will be subject to the procedures and requirements of DTC.

Definitive Registered Debentures

   Under the terms of the deposit agreement and the New Indenture, you, as an owner of book-entry interests in the global debentures, will receive definitive registered debentures only if any of the three following events occurs:

  . DTC notifies us or the book-entry depositary in writing that it, or its respective nominee, is unwilling or unable to continue to act as a depositary registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days.

  . At any time if we determine that the global debentures, in whole but not in part, should be exchanged for definitive registered debentures, but only if, such exchange is required by any applicable law, any event beyond our control, or payments of interest on any global debenture, depositary interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes.

  . The book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and we do not appoint a successor book-entry depositary within 90 days.

   In addition to those circumstances, during the continuance of an event of default, you, as a holder of book entry interests, will be entitled to request and receive definitive registered debentures. We will issue the definitive

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

registered debentures to you, and register them in your name, or as you direct, only if we receive a request in writing by the book-entry depositary, based upon the instructions of DTC.

   In the event that definitive registered debentures are issued, and if required by applicable law, we will appoint J.P. Morgan Trust Company, National Association, or another suitable person, as an independent transfer agent for the new debentures.


   In no event will we issue definitive securities in bearer form. Any definitive registered debentures we issue will be fully registered in denominations of $1,000 in principal amount, and integral multiples of $1,000. The trustee will register the definitive registered debentures in the name or names that DTC will instruct the trustee to use, through the book-entry depositary. We expect that DTC will base its instructions on directions it receives from participants, including Euroclear and Clearstream, reflecting the beneficial ownership of book-entry interests. To the extent permitted by law, we, the trustee and any paying agent will be entitled to treat the person in whose name any definitive registered debenture is registered as the absolute owner of the debenture.

   While any global debenture for the new debentures is outstanding, you may exchange any definitive registered debenture you may have for a corresponding book-entry interest in the global debenture by surrendering your definitive registered debentures to the book-entry depositary and providing the certificates and opinions that the New Indenture requires. The book-entry depositary will make the appropriate adjustments to the global debenture underlying that book-entry interest to reflect any issue or surrender of definitive registered debentures. The New Indenture contains provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered debentures, if any, and other provisions customary for a registered debt security. We will pay principal and interest on each definitive registered debenture to the holder appearing on the applicable register at his or her address at the close of business on the record date.

   If a mutilated definitive registered debenture is surrendered to the registrar or if the holder of a debenture claims that such debenture has been lost, destroyed or wrongfully taken, we will issue and the trustee will authenticate a replacement debenture if the holder satisfies any reasonable requirements of the trustees, the registrar or us. If required by the trustee, the registrar or us such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of us, the registrar and the trustee, to protect us, the trustee and any agent from any loss which any of them may suffer if the debenture is replaced. We may charge such holder for reasonable, out-of-pocket expenses in replacing a debenture, including reasonable fees and expenses of counsel.

Description of Book-Entry System

   When the book-entry depositary receives the global debentures, it will issue the certificateless interest for each of the global debentures to DTC representing a 100% interest in the respective underlying global debenture. The book-entry depositary will issue the certificateless interest by recording the interest in its books and records in the name of Cede & Co., as a nominee of DTC. Ownership of book-entry interests will be limited to persons who have accounts with DTC, including Euroclear and Clearstream, or persons who have accounts through organizations that are participants. When the book-entry depositary issues such interests in the global debentures to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by each participant. Ownership of book-entry interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of indirect participants. No beneficial owner of an interest in the global debentures will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the New Indenture with respect to the global debentures.

   The laws of some countries and some states in the United States may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge the book-entry interests in the global debentures.

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

   So long as DTC, or its nominee, is the holder of the global debentures, the book-entry depositary or its nominee, as the case may be, will be considered the sole holder of the global debentures for all purposes under the New Indenture and the new debentures. Except as we mentioned earlier in this section, participants or indirect participants will not:

  . Be entitled to have debentures or book-entry interests registered in their names;

  . Receive or be entitled to receive physical delivery, of debentures or book-entry interests in definitive bearer or registered form; or

  . Be considered the owners or holders of the debentures or book-entry interests under the New Indenture.

   Accordingly, each person owning a book-entry interest must rely on the procedures of the book-entry depositary and DTC to exercise any rights and remedies of a holder under the New Indenture. If a person is an indirect participant in DTC, it must also rely on the procedures of the participant in DTC, through which that person owns its interest. If we issue any definitive debentures to participants or indirect participants, we will issue them in registered form, as described above. Unless and until book-entry interests are exchanged for definitive registered debentures, the certificateless interest that DTC holds may not be transferred except as a whole between DTC or nominees of DTC, between nominees of DTC by DTC, or any such nominee to a successor of DTC or a successor of such nominee.

Payments on the Global Debentures

   We will make any payments we owe in respect of the global debentures through one or more paying agents to the book-entry depositary as the holder of the global debentures. The paying agent will be appointed under the New Indenture, and initially the paying agent will be the trustee for the new debentures. Payment by us to the holder of the relevant debentures will validly discharge the relevant payment obligation in respect of those debentures for all purposes. All amounts payable under the debentures will be payable in United States dollars. Upon receipt of any payment amounts in respect of the global debentures, the book-entry depositary will pay those amounts to DTC or its nominee in proportion to their interests, as shown on the book-entry depositary's records.

   We expect that when DTC or its nominee receives any payment made in respect of the global debentures, it will credit its participants' accounts with those payments in amounts proportionate to the participants' respective interest in the principal amount of that global debenture as shown on the records of DTC or its nominee. We expect that payments by participants to owners of book-entry interests held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.

   Neither we, the trustee, the book-entry depositary, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to such book-entry interests or beneficial ownership interests.

   Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Redemption of Global Debentures

   In the event that we redeem any global debenture, or any portion of it, the book-entry depositary will, through DTC, redeem, from the amount it receives in respect of the redemption of that global debenture, an equal amount of the book-entry interests in that global debenture. The redemption price payable in connection with the redemption of the book-entry interest will be equal to the amount the book-entry depositary receives in

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connection with the redemption of the global debenture, or any portion of it.
We understand that under existing DTC practices, if fewer than all of the global debentures are to be redeemed at any time, DTC will credit new debenture participants' accounts on a proportionate basis or by lot or on such other basis as DTC deems fair and appropriate. However, no beneficial interests of less than $1,000 in principal amount at maturity may be redeemed in part.

Transfers

   J.P. Morgan Trust Company, National Association has agreed that the global debentures will not be transferred except to the successor to the book-entry depositary.


   All transfers of book-entry interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants.

Action by Owners of Book-Entry Interests

   As soon as practicable after the book-entry depositary receives notice of any solicitation of consents or request for a waiver of other action by the holders of new debentures, or of any offer to purchase the new debentures upon a change of control, the book-entry depositary will mail to DTC a notice containing:

  . the information contained in the notice the book-entry depositary received;

  . a statement that at the close of business on a specified record date DTC will be entitled to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to those new debentures; and

  .   a statement as to the manner in which those instructions may be given.

   In addition, the book-entry depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the book-entry depositary will take all reasonable steps regarding the requested consent, waiver, offer or other action in respect of the new debentures in accordance with any instructions set forth in the request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the book-entry depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the New Indenture.

   Under its usual procedures, DTC would mail an omnibus proxy to us and the book-entry depositary assigning Euroclear's and Clearstream's consenting or voting rights to those DTC participants to whose accounts such book-entry interests are credited on a record date. It would mail the omnibus proxy as soon as possible after that record date. The book-entry depositary will not exercise any discretion in granting consents or waivers or taking any other action relating to the New Indenture.

   We understand that DTC will take any action that a holder of new debentures is permitted to take, including the presentation of debentures for exchange as described above, only:

  . At the direction of one or more participants to whose account the DTC interests in the global debentures are credited; and

  . In respect of the portion of the aggregate principal amount of debentures as to which the participant or participants has or have given direction.

Reports

   The book-entry depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to us, the debentures or the book-entry interests.

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Notices

   So long as the new debentures are listed on the New York Stock Exchange or other national exchange, all notices to holders of the new debentures, including any notices with respect to the redemption of all or a portion of the new debentures by us or notices with respect to the redemption of all or a portion of the new debentures by us or notices with respect to this exchange offer, will be given by publication in a daily newspaper in New York City or appropriate city.

Business Day

   If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each payment agent, that payment will be made on the next following day that is a business day in each location.

Action by Book-Entry Depositary

   If a default occurs with respect to the debentures, or in connection with any other right of the holder of a global debenture under the New Indenture, and if the DTC so requests in writing, the book-entry depositary will take any action as will be requested in that notice. The book-entry depositary must be offered reasonable security or indemnity, against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of book-entry interests.

Resignation of Book-Entry Depositary

   The book-entry depositary may resign at any time as book-entry depositary by written notice to us and DTC. This resignation would become effective upon the appointment of a successor book-entry depositary, in which case the global debentures will be delivered to that successor. If we have not appointed a successor within 90 days, the book-entry depositary may request that we issue definitive registered debentures as described earlier in this section.

   If at any time DTC is unwilling or unable to continue as a depositary for the book-entry interests and we do not appoint a successor depositary within 90 days, DTC may request that we issue definitive registered debentures in exchange for the book-entry interests.

Expenses of Book-Entry Depositary

   We have agreed to indemnify the book-entry depositary against certain liabilities incurred by it and pay the charges of the book-entry depositary as agreed between us and the book-entry depositary.

Amendment and Termination of the Deposit Agreement

   We and the book-entry depositary may amend the deposit agreement without notice to or consent of DTC or any owner of a book-entry interest to:

  . cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of DTC or any holder of book-entry interests;

  . evidence the succession of another person to us, when a similar amendment with respect to the New Indenture is being executed, and the assumption by any such successor of our covenants in the New Indenture;

  .   evidence or provide for a successor book-entry depositary;

  . make any amendment, change or supplement that does not adversely affect DTC or any owner of book-entry interests;

  .   add to our covenants or the covenants of the book-entry depositary;

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

  . add a guarantor when a guarantor is made a party, to the New Indenture pursuant to the New Indenture; or

  .   comply with the United States federal securities laws.

   Except as provided in the relevant deposit agreement, no amendment that adversely affects DTC, and no amendment that adversely affects the holders of book-entry interests may be made without the consent of a majority of the aggregate principal amount of book-entry interests outstanding in respect of the new debentures. Upon the issuance of definitive registered debentures in exchange for book-entry interests constituting the entire principal amount of new debentures, the deposit agreement will terminate. The deposit agreement may be terminated upon the resignation of the book-entry depositary if we do not appoint a successor within 90 days as described earlier in this section.

Information Concerning DTC, Euroclear and Clearstream

   We understand as follows with respect to DTC, Euroclear and Clearstream:

   DTC is:

  .   a limited purpose trust company organized under the New York Banking
      Law;

  .   a banking organization within the meaning of the New York Banking Law;

  .   a member of the Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that some persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to those persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the global debentures only through DTC participants.

   Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. As participants in DTC, Euroclear and Clearstream provide an interface between non-U.S. investors and the United States securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

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Global Clearance and Settlement Under Book-Entry System

   Initial settlement. Initial settlement for the new debentures will be made in United States dollars.

   Book-entry interests owned through DTC, other than through accounts at Euroclear or Clearstream, will follow the settlement applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

   Book-entry interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

   Secondary market trading. The book-entry interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such book-entry interests will therefore settle in same-day funds.

   Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

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          MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


Introductory Notes

   The following discussion summarizes the material Federal income tax considerations of the exchange offer and the ownership and disposition of the new debentures, Series B preferred stock and common stock. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective debentureholder or stockholder in light of his or her particular circumstances or to certain types of stockholders or debentureholders (including insurance companies, tax-exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.


   EACH PERSON CONSIDERING TENDERING AN OLD DEBENTURE FOR EITHER NEW DEBENTURES OR SERIES B PREFERRED STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES OF AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation of Us as a REIT


   General. We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended December 31, 1987. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify" below.


   The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

   Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.


   If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

   Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to


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the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "--Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable assuming that we made or would make an election pursuant to Notice 88-19 or Treasury Regulations that were promulgated in 2000 and repromulgated in 2001. Eighth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.


Requirements for Qualification


   The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions
(v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient


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


diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our Charter contains restrictions regarding the transfer of our stock and the issuance of excess stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. See "Description of Capital Stock." These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.


   In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

   To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement. In particular, we should not succeed to the earnings and profits of Sizeler Real Estate Management Co., Inc. as a result of our acquisition of that entity in October 2001 because we intend to make a Code Section 338(h)(10) election, which will cause us to be treated as acquiring the assets rather than the stock of such entity.


   For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.


Qualified REIT Subsidiaries


   If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries


   A "taxable REIT subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.


   Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

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


Income Tests


   In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.


   Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

   Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on relative fair market value of the real and personal property.

   Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of Us as a REIT," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.


Asset Tests


   At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

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   1. At least 75% of the value of our total assets must be represented by
"real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

   2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

   3. Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.


   4. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.


   5. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the Internal Revenue Code.


   6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

   For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

   Securities, for purposes of the asset tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower's discretion or similar factors.


   With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.


   After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.


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Annual Distribution Requirements


   We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

   We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

   Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify


   If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable

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years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax Aspects of Our Investments in Partnerships


   General. Many of our investments are held through subsidiary partnerships and limited liability companies in which we own a 99% interest and a third party owns a 1% interest. This structure may involve special tax considerations. These tax considerations include the following:


  . the status of each subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and


  . the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.


   We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See "--Asset Tests."


   A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over all of the subsidiaries that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.


Taxation of Stockholders

   Taxation of Taxable U.S. Stockholders.


   As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of common stock that is for United States federal income tax purposes:


  . a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;


  . a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;


  . an estate the income of which is subject to United States federal income taxation regardless of its source; or


  . in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.


   Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. Stockholder if it held the common stock directly is also a U.S. Stockholder.


   As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be


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taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the Series B preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.


   In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.


   Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.


   Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

   Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between


  . the amount of cash and the fair market value of any property received on such disposition; and

  .   the U.S. Stockholder's adjusted basis in such stock for tax purposes.


   Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250


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gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.


   Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under
Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.


   A "qualified trust" (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

   The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our Charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.

   Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the


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stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

   Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

   For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

  . the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

  . the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  . our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

   Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

   We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

   Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  . the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

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  .   the selling Non-U.S. Stockholder owned, actually or constructively, 5%
      or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

   If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.


   State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.


Backup Withholding Tax and Information Reporting

   U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders to payments of dividends on our stock, OID, interest, and payments of the proceeds of the sale of our stock and debentures, unless an exception applies.

   The payor will be required to withhold tax on such payments at the rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.


   In addition, a payor of interest on our debentures or dividends on our stock will be required to withhold tax at a rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.


   Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.


   Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on our stock, interest, including OID, and backup withholding described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.


   The payment of the proceeds from the disposition of our stock or debentures to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock or debentures to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.


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   Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the holder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.


Taxation of U.S. Debentureholders


   Stated Interest. This discussion assumes that the new debentures will be treated as debt, not equity, for federal income tax purposes. Each U.S. holder of a new debenture and the Company must report the new debenture as debt for such purposes. The stated interest on a new debenture therefore will be taxable to a U.S. holder as ordinary interest income at the time it either accrues or is received, depending on such U.S. holder's method of accounting for federal income tax purposes.

   Original Issue Discount. Generally, a new debenture will bear original issue discount ("OID") if and to the extent of any excess of the new debenture's "stated redemption price at maturity" over its "issue price." The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate). The "issue price" of a new debenture will be the fair market value of the new debenture on the date of the exchange if the new debentures are deemed to be "traded on an established securities market" under the Code and as provided in Treasury Regulations. If the new debentures are not so traded but the old debentures are, under Treasury Regulations the "issue price" of a new debenture will be the fair market value of the old debenture, on the issue date. If neither the old debentures nor the new debentures so trade, the "issue price" of a new debenture will be its "stated redemption price at maturity." Holders should consult their tax advisor regarding whether the new debentures will be considered "traded on an established market" under the applicable regulations.


   OID would not be includible in a U.S. holder's income, however, if the U.S. holder is treated as having acquired the new debenture at a "premium."

   A U.S. holder will be treated as having acquired the new debenture at a "premium" if the adjusted basis of the new debenture in the hands of the U.S. holder immediately after the exchange exceeds the sum of all amounts payable on the new debenture other than payments of qualified stated interest. Generally, in the absence of any adjustments to a U.S. holder's basis in an old debenture, a U.S. holder will be treated as having acquired a new debenture at a premium if the U.S. holder originally paid more for the old debenture than the principal amount of the new debenture.

   For any U.S. holder who originally purchased an old debenture for less than or equal to the principal amount of the new debenture, the results will vary. If the U.S. holder's adjusted basis in the new debenture immediately after the exchange is less than or equal to the sum of all amounts payable on the new debenture after the exchange excluding qualified stated interest, but greater than the new debenture's "adjusted issue price," the U.S. holder must include OID in income, but would reduce the daily portion of OID by an amount equal to the amount which would otherwise be the daily portion for such day multiplied by a fraction the numerator of which is, generally, the excess (if any) of the U.S. holder's basis in the new debenture over the issue price of the new debenture, and the denominator of which is the total OID for such new debenture.

   If a U.S. holder's adjusted basis in a new debenture immediately after the exchange is less than or equal to the new debenture's adjusted issue price, the U.S. holder must include OID in income as it accrues (and may be subject to the market discount rules discussed below). The amount of accrued OID includible in income by such a U.S. holder would be the sum of the "daily portions" of OID with respect to the new debenture for each day during the taxable year or portion of the taxable year in which such U.S. holder held such new debenture

("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a new debenture may be of any length and may vary in length over the term of the new debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the new debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a new debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium) and reduced by any payments made on such new debenture (other than qualified stated interest) on or before the first day of the accrual period. Special rules will apply for calculating OID for an initial short accrual period. As OID accrues and is included in a U.S. holder's income, it is added to the U.S. holder's tax basis in the new debentures.

   Market Discount. Generally, the market discount rules discussed below will apply to any new debenture if the old debenture bore accrued market discount that was not recognized upon the exchange, or if the U.S. holder's tax basis in the new debenture is less than the new debenture's "adjusted issue price." If the new debentures do not have OID, the market discount rules generally will apply if the stated redemption price at maturity exceeds the holder's initial tax basis in the new debentures.


   Gain recognized on the disposition (including a redemption) of a new debenture that has accrued market discount will be treated as ordinary income, not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutory de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity (or, in the case of a debt obligation with OID, the adjusted issue price) over (ii) the tax basis of the debt obligation in the hands of the U.S. holder immediately after its acquisition. In addition, any accrued market discount on an old debenture that is not taken into account in connection with the exchange transaction will carry over to the new debenture received in exchange therefor.

   Unless a U.S. holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. holder and the denominator of which is the number of days after the U.S. holder's acquisition of the obligation up to and including its maturity date. A U.S. holder of a new debenture acquired at market discount may also be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the new debenture until it is disposed of in a taxable transaction.

   If a U.S. holder of a new debenture acquired at market discount disposes of such new debenture in any transaction other than a sale, exchange or involuntary conversion, even though otherwise nontaxable (e.g., a gift), such U.S. holder will be deemed to have realized an amount equal to the fair market value of the new debenture and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain.

   A U.S. holder of a new debenture acquired at market discount may elect to include the market discount in income as it accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current income inclusion election would apply to all market discount obligations acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service. If a U.S. holder of a new debenture so elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

   Amortizable Bond Premium. Generally, a U.S. holder who acquires a new debenture in the exchange of old debentures for new debentures will have amortizable bond premium to the extent of the excess, if any, of its basis in the new debenture over the amount payable on maturity of the new debenture (or on an earlier call date if use of the earlier call date results in a smaller amortizable bond premium). For this purpose, the U.S. holder's basis in the new debenture is generally the same as the U.S. holder's basis in the old debenture less any amount attributable to the value of any conversion features of the new debenture. If the new debenture were determined not to have been acquired in a reorganization as described above, the U.S. holder's basis in the bond may not exceed its fair market value immediately after the exchange.

   A U.S. holder may elect to amortize any bond premium under Section 171 of the Code on a constant yield basis over the period from the acquisition date to the maturity date of the new debenture (or, in certain circumstances, until an earlier call date) and, except as future Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of the new debenture by such amount. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the new debenture by the amount of such allowable amortization. An election to amortize the bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. holder's taxable year as to which the election is made, and may be revoked only with the consent of the Internal Revenue Service.


   The amount of amortizable bond premium does not include any amount attributable to the conversion feature of the new debenture. The value of the conversion feature for purposes of the amortization of bond premium may be determined under any reasonable method.

   The amortized bond premium deduction is treated as an offset to interest income on the related security for Federal income tax purposes and is limited to the purchaser's investment income from the debt instrument for the year. No deduction of unamortized bond premium will be allowed on conversion of a new debenture into our common stock. Each U.S. holder is urged to consult its tax advisors as to the consequences of the treatment of such premium as an offset to interest income for Federal income tax purposes. If an election to amortize the bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the new debenture.


   Election to Treat All Interest as Original Issue Discount. A U.S. holder may elect to include in gross income all interest that accrues on a new debenture using the constant-yield method with the modifications described below. For this purpose, interest includes stated interest, OID, market discount and de minimis market discount, as adjusted by an acquisition premium or amortizable bond premium. In applying the constant-yield method, the issue price of the new debenture will equal the electing U.S. holder's adjusted basis in the new debenture immediately after its acquisition, the issue date of the new debenture will be the date of its acquisition by the electing U.S. holder and no payments on the new debenture will be treated as payments of qualified stated interest.

   Sale or Redemption. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by us) or other disposition of a new debenture will be a taxable event for Federal income tax purposes. In such event, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon, which will be taxable as ordinary income) and (ii) the U.S. holder's adjusted tax basis therein (as increased by any market discount previously included in income by the U.S. holder and decreased by any amortizable bond premium deducted over the term of the debenture by the U.S. holder). Subject to the discussion under "--Market Discount," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the new debenture had been held by the U.S. holder for more than one year at the time of such sale, exchange, redemption or other disposition.


   Conversion of New Debentures Into Common Stock. No gain or loss will be recognized for federal income tax purposes on conversion of new debentures solely into shares of common stock except with respect to any cash received in lieu of a fractional share or, in the case of both cash and accrual basis taxpayers, any accrued interest not previously included in income. To the extent the conversion is not treated as resulting in the payment of interest, the tax basis for the shares of common stock received upon conversion will be equal to the tax basis of the new debentures converted into common stock, and the holding period of the shares of common stock will include the holding period of the new debentures converted. Any accrued market discount not previously included in income as of the date of the conversion of the new debentures and not recognized upon the conversion (e.g., as a result of the receipt of cash in lieu of a fractional interest in a new debenture) should carry over to the common stock received on conversion and be treated as ordinary income to the extent of any gain upon the subsequent disposition of such common stock. If the new debentures are not considered securities for federal income tax purposes, however, a U.S. holder could be required to include accrued market discount on the new debentures as ordinary income upon conversion, to the extent the fair market value of the new debentures exceeds the U.S. holder's tax basis therein. A U.S. holder will recognize taxable gain or loss on cash received in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the U.S. holder's tax basis in such fractional shares. Subject to the market discount rules discussed above, such gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the U.S. holder and long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

   Constructive Dividends on New Debentures. If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases common stock and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for common stock, and, pursuant to the antidilution provisions, the conversion price of the new debentures is increased, or (ii) the conversion price of the new debentures is increased at the discretion of the Company, such increase in conversion price may be deemed to be the payment of a taxable dividend (to the extent of the Company's current or accumulated earnings and profits) to U.S. holders of new debentures (pursuant to Section 305 of the Code). Such U.S. holders of new debentures could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

Taxation of Non-U.S. Debentureholders


   Interest and OID on New Debentures. Neither interest paid by us to a non-U.S. holder nor any original issue discount will be subject to U.S. Federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder, (ii) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (iii) the non-U.S. holder is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code, and (iv) either (a) the non-U.S. holder certifies to us, under penalties of perjury, that the non-U.S. holder is not a U.S. person and provides the beneficial owner's name and address on a U.S. Treasury Form W-8 (or suitable substitute form) or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the new debenture certifies, under penalties of perjury, that such Form W-8 (or suitable substitute form) has been received from the non-U.S. holder by it or by such a financial institution between it and the non-U.S. holder and furnishes the payor with a copy thereof. If the foregoing exceptions do not apply, payments on the new debentures may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be applied under an applicable tax treaty).

                       FEDERAL INCOME TAX CONSIDERATIONS
                          OF THE EXCHANGE TRANSACTION

Domestic Debentureholders


   Treatment of Loss or Gain Upon Exchange. The receipt of new debentures, preferred stock, or a combination of the two, in exchange for old debentures will be considered a recapitalization that qualifies as a reorganization for federal income tax purposes if the old debentures, new debentures and preferred stock are "securities" for U.S. Federal income tax purposes. Although the determination of the status of the new debentures as "securities" is not entirely certain because the term of the new debentures is less than ten (10) years, the new debentures should be treated as "securities" for U.S. Federal income tax purposes. Accordingly, the receipt of the new debentures should be treated as the receipt of "securities," and the exchange transaction should constitute a recapitalization and a reorganization for federal income tax purposes and, as a result, exchanging U.S. holders should not recognize any loss or gain (except to the extent that new debentures and preferred stock received are attributable to accrued but unpaid interest on the old debentures, in which event the U.S. holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the U.S. holder's method of accounting for tax purposes). Under such treatment, a U.S. holder's adjusted tax basis in the new debentures and preferred stock acquired in the exchange will equal the U.S. holder's adjusted tax basis in the old debentures allocated among the new securities received based on the respective fair market values of such securities. A U.S. holder's holding period in the new debentures or preferred stock acquired in the exchange will include such holder's holding period in the old debentures.


   If the exchange were determined not to constitute a recapitalization for U.S. Federal income tax purposes, then an exchanging U.S. holder would recognize loss or gain equal to the difference between (i) the "issue price" as defined herein under "Material United States Federal Income Tax Consequences--Taxation of U.S. Debentureholders--Original Issue Discount" of the new debentures and (ii) the U.S. holder's adjusted tax basis in the old debentures exchanged therefor. Any such loss or gain would generally be long-term capital loss or gain if the old debentures had been held for more than one year, subject to characterization of any accrued market discount income as ordinary income.


   The remainder of this discussion assumes that the exchange transaction will constitute a recapitalization and a reorganization for federal income tax purposes.

Foreign Debentureholders


   General. The following is a summary of the material U.S. Federal income tax consequences of the exchange of the old debentures for the new debentures and the disposition of the new debentures by a non-U.S. holder and certain estate tax consequences of the ownership of the new debentures. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. The tax treatment of non-U.S. holders of the new debentures may vary depending on their particular situations. Certain non-U.S. holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are non-U.S. holders are urged to consult their tax advisors regarding the U.S. Federal tax consequences of acquiring, holding and disposing of the new debentures, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.


   Treatment of Loss or Gain Upon Exchange. A non-U.S. holder generally will not recognize loss or gain upon the exchange of the new debentures for the old debentures if the exchange constitutes a recapitalization for US. Federal income tax purposes. A U.S. holder's adjusted tax basis in a new debenture in that case will equal the U.S. holder's adjusted tax basis in the old debenture for which such new debenture was exchanged. If the exchange were not to qualify as a recapitalization, gain or loss may be recognized if such gain or loss is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, or in the case of an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the year of the exchange, or for certain more than 5% shareholders. See "-- Gain on Disposition of New Debentures."

   Conversion of New Debentures. A non-U.S. holder generally will not recognize gain or loss upon any conversion of a new debenture solely into common stock.


   Gain on Disposition of New Debentures. A non-U.S. holder generally will not be subject to U.S. Federal income tax on any gain recognized on a disposition of a new debenture provided we are classified as a domestically controlled REIT, except where such gain or loss is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder or in the case of an individual, such holder is present in the United States for 183 days or more in the year of disposition. See the discussion under "Material United States Federal Income Tax Consequences--Taxation of Stockholders--Taxation of Non-U.S. Stockholders."


   Federal Estate Taxes. If interest on the new debentures is exempt from withholding of U.S. Federal income tax under the rules described above, the new debentures will not be included in the estate of a deceased non-U.S. holder for U.S. Federal estate tax purposes. Common stock owned, or treated as owned, by a non-U.S. holder (as specifically determined for U.S. Federal estate tax purposes) at the time of death will be included in such non-U.S. holder's gross estate for U.S. Federal income tax liability. Non-U.S. holders are urged to consult their tax advisors concerning the potential applicability of these provisions.


Potential Taxation of Company on the Exchange


   Although the Exchange will be treated as a recapitalization for federal income tax purposes, it is still possible that the Company will recognize income on the transaction. The general rule is that a taxpayer realizes income by the payment or purchase of its obligations at less than their face value. With respect to the exchange of old debentures for Series B preferred stock, that transaction is treated as if the Company satisfied its debt with an amount of money equal to the fair market value of the stock transferred. Although the aggregate face amount of the Series B preferred stock issued in connection with this exchange will equal the face amount of the old debentures exchanged therefor, there can be no assurances that the fair market value of the Series B preferred stock will equal its face amount. In the event the fair market value on the date of exchange is less than the face amount of Series B preferred stock, the Company will recognize taxable income to the extent of such difference.


   With respect to the exchange of old debentures for new debentures, that transaction is treated as if the Company satisfied its debt with an amount of money equal to the issue price of the new debentures. See "Material United States Federal Income Tax Consequences--Taxation of U.S. Debentureholders-- Original Issue Discount" above for a discussion of the issue price of the new debentures. Although the aggregate face amount of the new debentures issued in connection with this exchange will equal the face amount of the old debentures exchanged therefor, there can be no assurance that the issue price will equal their face value. In the event the fair market value is less than the face amount of the new debentures, the Company will recognize taxable income to the extent of such difference.


   Inclusion of this debt discharge income in calculating the REIT taxable income of the Company will result in an increase in the Company's REIT taxable income. This will cause an increase in the Company's current earnings and profits, and an increase in the portion of distributions characterized as ordinary income dividends.

                             PLAN OF DISTRIBUTION

   We will not receive any proceeds in connection with this exchange offer.

   We will distribute the new debentures and/or the shares of Series B preferred stock in the manner described in "This Exchange Offer" above.

   Each broker-dealer that receives registered new debentures or Series B preferred stock for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new debentures or Series B preferred stock. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended. A participating broker-dealer may use this prospectus in connection with resales of new debentures and Series B preferred stock received in exchange for the outstanding old debentures where those old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any of those resales.

                                 LEGAL MATTERS

   The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    EXPERTS

   The consolidated financial statements and schedules of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  $61,900,000

                       SIZELER PROPERTY INVESTORS, INC.

 Offer to Exchange    % Convertible Subordinated Debentures due July 15, 2009


       and/or     % Series B Cumulative Redeemable Preferred Stock

 for all Outstanding 8% Convertible Subordinated Debentures Due July 15, 2003

                               ----------------
                                  PROSPECTUS

                               ----------------

                                     , 2002


   In order to tender, a holder must send or deliver a properly completed and signed letter of transmittal and any other required documents to the exchange agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                The exchange agent for this exchange offer is:

             J.P. Morgan Trust Company, National Association


     By facsimile (for eligible            For information or confirmation by:
         institutions only):


                                                     (214) 468-6464
           (214) 468-6494

   Any questions or requests for assistance or for additional copies of this prospectus, the letter of transmittal or related documents may be directed to the information agent at its telephone number set forth below. A holder may also contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning this exchange offer.

               The information agent for this exchange offer is:

                   Georgeson Shareholder Communications Inc.

               Bankers and brokers call collect: (212) 440-9800.
                  All others call toll-free: (800) 223-2064.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Sizeler Property Investors, Inc. (the "Company") is organized in the State of Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper personal benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

   The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

   The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

   In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

   As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by is and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

   The Company's Charter provides that the Company will indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company's Charter contains a provision which limits a director's or officer's personal liability for monetary damages to the Company or its stockholders. The Company's Charter also provides that the Company will indemnify other employees and agents to the extent authorized by the Company's board of directors or the Company's Bylaws. The Bylaws of the Company do not authorize any such indemnification for non-director, non-officer employees or agents.

   The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized the Company to enter into an Indemnification Agreement with each of the future directors and officers of the Company. The MGCL permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the

MGCL authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

   The Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the "Indemnitee"), if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Company, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the MGCL except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without the Company's written consent.

Item 21. Exhibits.

   The following exhibits are filed herewith (or incorporated by reference):


      3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3(i) of the Registrant's Form 8-K filed with the SEC on June 26, 2001).

      3.2 Bylaws, as amended, of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

      4.1   Form of Articles Supplementary creating Registrant's     % Series B
            Cumulative Redeemable Preferred Stock (incorporated by reference to exhibit 4.1 of the Registrant's Registration Statement on Form S-4
            filed with the SEC on October 25, 2001).

      4.2A  Indenture for the Registrant's 8% Convertible Subordinated
            Debentures due 2003 (incorporated by reference to the Registrant's
            Form 8-K dated May 26, 1993).

      4.2B  First Supplemental Indenture for the Registrant's 8% Convertible
            Subordinated due 2003 (incorporated by reference to Exhibit (4) of the Registrant's Form 8-K filed with the SEC on June 26, 2001).

      4.3   Form of Indenture for the Registrant's    % Convertible
            Subordinated Debentures due July 15, 2009 (filed herewith).

      5 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding the legality of securities being registered (incorporated by reference to Exhibit 5 of Amendment No. 1 to the Registrant's Registration
            Statement on Form S-4 filed with the SEC on November 20, 2001).

      8 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding certain tax matters (incorporated by reference to Exhibit 8 of Amendment No. 1 to the Registrant's Registration Statement on Form S-4 filed with the SEC on November 20, 2001).

     12 Statement of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

     23.1   Consent of KPMG LLP (filed herewith).

     23.2 Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

     24 Powers of Attorney (incorporated by reference to Exhibit 24 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

     25     Statement of eligibility of Trustee (filed herewith).

     99.1   Form of Letter of Transmittal (filed herewith).

     99.2   Form of Notice to Brokers, Dealers, Commercial Banks, Trust
            Companies and other Nominees (filed herewith).

     99.3   Form of Letter to Clients for use by Brokers, Dealers, Commercial
            Banks, Trust Companies and other Nominees (filed herewith).



Item 22. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenner, State of Louisiana as of the 21st day of January 2002.


                                          Sizeler Property Investors, Inc.

                                                  /s/ Sidney W. Lassen
                                          By: _________________________________
                                                      Sidney W. Lassen
                                              Chairman of the Board and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by Thomas A. Masilla, Jr. individually and as attorney-in-fact for the following persons:


                 Name                                Title
                 ----                                -----

           Sidney W. Lassen                Chairman of the Board and
                                            Chief Executive Officer
                                            (Principal Executive
                                            Officer)

        Thomas A. Masilla, Jr.             Vice Chairman, President
                                            and Director (Principal
                                            Operating Officer)

           Robert A. Whelan                Chief Financial Officer
                                            (Chief Financial and
                                            Principal Accounting
                                            Officer)

           J. Terrell Brown                Director                          /s/ Thomas A. Masilla, Jr.
                                                                             Thomas A. Masilla, Jr.
           Francis L Fraenkel              Director                          Individually and as
                                                                             Attorney-in-Fact
           Harold B. Judell                Director

          James W. McFarland               Director

        Richard L. Pearlstone              Director

         Theodore H. Strauss               Director


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